EXHIBIT 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Shuffle Master, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Shuffle Master, Inc. and subsidiaries (the “Company”) as of October 31, 2009 and 2008, and the related consolidated statements of operation, shareholders’ equity and cash flows for each of the three years in the period ended October 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Shuffle Master, Inc and subsidiaries as of October 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the consolidated financial statements, on November 1, 2007 the Company adopted recent provisions for accounting for uncertainty in income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of October 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 14, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting.

As discussed in Note 1 to the financial statements, the accompanying 2009 and 2008 financial statements have been retrospectively adjusted for the adoption of  new authoritative guidance related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements).

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
January 14, 2010

(December 7, 2010 as to Note 1)

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATION

	Year Ended October 31,
	2009	2008	2007
	(In thousands, except per share amounts)
Revenue:
Product leases and royalties	$76,258	$70,898	$56,426
Product sales and service	103,113	118,948	122,315
Other	56	160	110
Total revenue	179,427	190,006	178,851
Costs and expenses:
Cost of leases and royalties	24,559	21,866	17,221
Cost of sales and service	49,197	57,238	57,764
Gross profit	105,671	110,902	103,866
Selling, general and administrative	63,647	71,350	61,947
Research and development	17,349	18,474	17,337
Impairment of goodwill	-	22,137	-
Total costs and expenses	154,752	191,065	154,269

Income (Loss) from operations	24,675	(1,059)	24,582

Other income (expense):
Interest income	860	1,759	1,644
Interest expense	(6,047)	(11,642)	(12,836)
Other, net	731	1,261	(4,131)
Total other income (expense)	(4,456)	(8,622)	(15,323)
Gain (loss) on early extinguishment of debt	1,841	(435)	-
Impairment of investment	-	(1,560)	-
Equity method investment loss	-	-	(306)
Income (Loss) from continuing operations before tax	22,060	(11,676)	8,953
Income tax provision (benefit)	7,086	3,697	(3,961)
Income (Loss) from continuing operations	14,974	(15,373)	12,914
Discontinued operations, net of tax	-	(1)	78
Net income (loss)	$14,974	$(15,374)	$12,992

Basic earnings (loss) per share:
Continuing operations	$0.28	$(0.38)	$0.37
Discontinued operations	-	-	-
Net income (loss)	$0.28	$(0.38)	$0.37

Diluted earnings (loss) per share:
Continuing operations	$0.28	$(0.38)	$0.37
Discontinued operations	-	-	-
Net income (loss)	$0.28	$(0.38)	$0.37

Weighted average shares outstanding:
Basic	53,120	40,006	34,680
Diluted	53,449	40,006	35,276

See notes to consolidated financial statements

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS

	October 31,
	2009	2008
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$7,840	$5,374
Accounts receivable, net of allowance for bad debts of $630 and $584	36,371	28,915
Investment in sales-type leases and notes receivable, net of allowance
for bad debts of $164 and $202	2,281	5,655
Inventories	27,639	22,753
Prepaid income taxes	5,893	7,459
Deferred income taxes	6,637	5,318
Other current assets	5,897	4,925
Total current assets	92,558	80,399
Investment in sales-type leases and notes receivable, net of current portion	1,295	1,961
Products leased and held for lease, net	23,653	21,054
Property and equipment, net	9,506	9,143
Intangible assets, net	71,338	66,153
Goodwill	74,662	60,929
Deferred income taxes	9,414	10,013
Other assets	3,043	12,278
Total assets	$285,469	$261,930

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,336	$10,645
Accrued liabilities and other current liabilities	16,608	12,652
Deferred income taxes, current	62	1,082
Customer deposits	2,828	2,211
Deferred revenue	6,802	4,610
Current portion of long-term debt	650	40,939
Total current liabilities	33,286	72,139
Long-term debt, net of current portion	92,560	83,396
Other long-term liabilities	3,549	2,659
Deferred income taxes	-	373
Total liabilities	129,395	158,567
Commitments and Contingencies (See Note 15)
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized;
53,617and 53,535 shares issued and outstanding	536	535
Additional paid-in capital	105,094	99,847
Retained earnings	26,165	11,191
Accumulated other comprehensive income (loss)	24,279	(8,210)
Total shareholders' equity	156,074	103,363
Total liabilities and shareholders' equity	$285,469	$261,930

See notes to consolidated financial statements

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated	Total
			Additional		Other	Share-
	Common Stock		Paid-in	Retained	Comprehensive	holders'
	Shares	Amount	Capital	Earnings	Income (loss)	Equity
	(In thousands)
Previously reported balance, October 31, 2006	34,895	$349	$717	$22,391	$9,092	$32,549
Effect of adoptiong ASC 470-20	-	-	16,524	(7,674)	-	8,850
Revised balance, October 31, 2006	34,895	$349	$17,241	$14,717	$9,092	$41,399

Comprehensive Income:
Net Income	-	-	-	12,992	-	12,992
Currency translation	-	-	-	-	32,850	32,850
Reclassification of loss on investments	-	-	-	-	78	78
Total comprehensive income						45,920

Stock repurchased	(77)	(1)	(1,962)	-	-	(1,963)
Options exercised	229	3	2,544	-	-	2,547
Shares surrendered and retired for stock option exercises	(76)	(1)	(750)	-	-	(751)
Share-based compensation expense	-	-	4,812	-	-	4,812
Tax benefit from stock option exercises	-	-	1,133	-	-	1,133
Issuance of restricted stock	227	2	(2)	-	-	-
Balance, October 31, 2007	35,198	$352	$23,016	$27,709	$42,020	$93,097

Comprehensive Income:
Net Income (loss)	-	-	-	(15,374)	-	(15,374)
Currency translation	-	-	-	-	(50,152)	(50,152)
Reclassification of loss on investments	-	-	-	-	(123)	(123)
Tax on unrealized loss on investments	-	-	-	-	45	45
Total comprehensive income						(65,604)

Stock issued	20,294	202	80,250	-	-	80,452
Stock repurchased	(2,000)	(20)	(7,105)	-	-	(7,125)
Shares surrendered and retired for stock option exercises	(16)	-	-	-	-	-
Share-based compensation expense	-	-	4,189	-	-	4,189
Tax effect from stock option exercises	-	-	(115)	-	-	(115)
FIN 48 Adoption	-	-	-	(1,144)	-	(1,144)
Effect of adopting ASC 470-20	-	-	(387)	-	-	(387)
Issuance of restricted stock	59	1	(1)	-	-	-
Balance, October 31, 2008	53,535	$535	$99,847	$11,191	$(8,210)	$103,363

Comprehensive Income:
Net Income (loss)	-	-	-	14,974	-	14,974
Currency translation	-	-	-	-	32,489	32,489
Total comprehensive income						47,463

Stock repurchased	(25)	-	(104)	-	-	(104)
Share-based compensation expense	-	-	6,480	-	-	6,480
Tax effect from stock option exercises	-	-	(1,108)	-	-	(1,108)
Effect of adopting ASC 470-20	-	-	(20)	-	-	(20)
Issuance of restricted stock	119	1	(1)	-	-	-
Other Stock Issuances (RES cancels; swaps)	(12)	-		-	-	-
Balance, October 31, 2009	53,617	$536	$105,094	$26,165	$24,279	$156,074

See notes to consolidated financial statements

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended October 31,
	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$14,974	$(15,374)	$12,992
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	23,515	23,440	19,421
Amortization of debt issuance costs and debt discount	1,804	6,352	6,676
Gain on early extinguishment of debt	(1,841)	435	-
Share-based compensation	6,480	4,189	4,812
Equity method investment loss	-	-	306
Impairment of investment	-	1,560	-
Impairment of goodwill	-	22,137	-
Provision for bad debts	301	92	(406)
Write-down for inventory obsolescence	1,523	72	1,415
Loss (Gain) on sale of assets	110	(738)	-
Gain on sale of leased assets	(4,279)	(7,238)	(2,511)
Excess tax benefit from stock option exercises	-	-	(854)
Tax benefit from stock option exercises	-	-	279
Changes in operating assets and liabilities:
Accounts receivable	(5,120)	2,256	1,245
Investment in sales-type leases and notes receivable	4,067	7,597	6,801
Inventories	(2,304)	8,580	(5,803)
Accounts payable and accrued liabilities	(3,069)	(5,640)	5,506
Customer deposits and deferred revenue	2,149	(1,411)	(232)
Income taxes, net of stock option exercises	(23)	(9)	(20)
Deferred income taxes	11	998	(10,341)
Prepaid income taxes	2,111	(4,691)	(2,627)
Other	(267)	1,411	(3,611)
Net cash provided by operating activities	40,142	44,018	33,048

Cash flows from investing activities:
Proceeds from sale and maturities of investments	3,050	65	13
Proceeds from sale of assets	82	2,302	-
Proceeds from sale of leased assets	6,400	9,247	4,070
Payments for products leased and held for lease	(11,990)	(13,670)	(10,085)
Purchases of property and equipment	(1,150)	(2,554)	(2,774)
Purchases of intangible assets	(4,493)	(1,202)	(2,397)
Acquisition of businesses, net of cash acquired	-	-	(21,946)
Other	(944)	-	-
Net cash used by investing activities	(9,045)	(5,812)	(33,119)

Cash flows from financing activities:
Payments on acquisition financing	-	-	(70,000)
Proceeds from Revolver	50,400	32,500	87,680
Payments on Revolver	(38,400)	(92,180)	(12,000)
Payments on Contingent convertible senior notes	(40,095)	(107,969)	-
Payments on notes payable and other long-term debt	(1,925)	(5,674)	(10,379)
Proceeds from other borrowings	-	65,000	1,926
Repurchase of common stock	-	(7,125)	(1,933)
Proceeds from issuance of common stock, net	-	80,453	2,061
Debt issuance costs	-	(2,261)	(1,722)
Excess tax benefit from stock option exercises	-	-	854
Other	(104)	-	-
Net cash used by financing activities	(30,124)	(37,256)	(3,513)

Effect of exchange rate changes on cash	1,493	32	(930)

Net increase (decrease) in cash and cash equivalents	2,466	982	(4,514)
Cash and cash equivalents, beginning of year	5,374	4,392	8,906
Cash and cash equivalents, end of year	$7,840	$5,374	$4,392

See notes to the consolidated financial statements

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental Disclosures of Cash Flows Information—

	Year Ended October 31,
	2009	2008	2007
	(In thousands)
Non-cash Investing and Financing transactions:
Accrued direct acquisition costs related to acquisitions	$-	$-	$792
Note payable and contingent consideration issued in
connection with the acquisition of a business or assets	-	-	2,922
Recharacterization of prepaid royalty	4,667	-	1,750
Cash paid for:
Income taxes, net of refunds	6,417	6,007	8,475
Interest	4,358	6,815	5,844

See notes to consolidated financial statements

SHUFFLE MASTER, INC.

Notes to Consolidated Financial Statements
(In thousands, except per share amounts)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business.  Unless the context indicates otherwise, references to “Shuffle Master, Inc.”, “we”, “us”, “our”, or the “Company”, includes Shuffle Master, Inc. and its consolidated subsidiaries.

We develop, manufacture and market technology and entertainment-based products for the gaming industry for placement on the casino floor. Our products primarily relate to our casino customers’ table game activities and focus on either increasing their profitability, productivity and security or expanding their gaming entertainment offerings. Our business is segregated into the following four operating segments: Utility, Proprietary Table Games (“PTG”), Electronic Table Systems (“ETS”) and Electronic Gaming Machines (“EGM”).

Utility.  Our Utility segment develops products for our casino customers that enhance table game speed, productivity, profitability and security. Utility products include automatic card shufflers and roulette chip sorters. Additionally, we have acquired or are developing products, such as our i-Shoe™ Auto card reading shoe, that gather data and enable casinos to track table game play and our i-Score™ baccarat viewer that displays current game results and trends. These products are intended to cost-effectively provide casinos and our other customers with data on table game play for security and marketing purposes, which in turn allows them to increase their profitability.

Proprietary Table Games. Our PTG segment develops and delivers proprietary table games that enhance our casino customers' and other licensed operators' table game operations. Products in this segment include our proprietary table games as well as proprietary features added to public domain games such as poker, baccarat, pai gow poker and blackjack table games.

We intend to broaden our PTG content through development and acquisition. By enhancing the value of our existing proprietary table games in the marketplace with side bets, add-ons and progressives and by increasing our footprint with new titles, we hope to increase our domestic market penetration and expand further into international markets. We also intend to expand the domestic presence of our proprietary titles on electronic platforms such as our Table Master® and i-Table™.  We also plan to continue to install proprietary progressives and side bets on public domain table games in addition to our proprietary table games. Additionally, to maximize the reach of our broad intellectual property portfolio, we have licensed several of our popular proprietary table game titles to a variety of other companies including Delta Rangers, Inc. that offer, where legal, play-for-real internet gaming.  Internet gaming is not legal in the United States.

Electronic Table Systems. Our ETS segment develops and delivers various products involving popular table game content using e-Table game platforms. Our primary ETS products are the i-Table, Table Master™, Vegas Star® and Rapid Table Games.  Our i-Table platform combines an electronic betting interface with a live dealer who deals the cards from a Shuffle Master card reading shoe or shuffler which is designed to dramatically improve game speed and security while reducing many operating expenses associated with live tables. Our Table Master and Vegas Star feature a virtual dealer which enables us to offer table game content in both traditional gaming markets and in markets where live table games are not permitted, such as racinos, video lottery and arcade markets. Our Rapid Table Games product enables the automation of certain components of traditional table games such as data collection, placement of bets, collection of losing bets and payment of winning bets combined with live dealer and game outcomes. This automation provides benefits to both casino operators and players, including greater security and faster speed of play.

Electronic Gaming Machines.  Our EGM segment develops and delivers our PC-based video slot machines into select markets, primarily in Australasia.  Through our Australian subsidiary, Stargames Limited (“Stargames”), we offer an extensive selection of video slot titles which include a range of bonus round options that can be configured as a network of machines or as stand-alone units. In addition to selling the full EGM complement, we sell software conversion kits that allow existing EGM terminals to be converted to other games on the PC3 and PC4 platform. Popular titles for our EGMs include Drifting Sands™, Ninja™, iChing™, Kelly Country™, Deep Sea Dollars™, Cuba™, Galapagos Wild™, Sunset on the Serengeti™ and Lonesome George™, as well as the Pink Panther™ and Grand Central™ progressive links.

We lease, license and sell our products. When we lease or license our products, we generally negotiate a month-to-month operating lease. When we sell our products, we offer our customers a choice between a sale, a longer-term sales-type lease or other long-term financing. We offer our products worldwide in markets that are highly regulated. We manufacture our products at our headquarters and manufacturing facility in Las Vegas, Nevada, as well as at our headquarters and manufacturing facility in Milperra, New South Wales, Australia. In addition, we outsource the manufacturing of certain of our sub-assemblies in the United States, Europe and Australasia.

Principles of consolidation. Our consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with accounting principles generally accepted in the United States (“GAAP”) and include all adjustments necessary to fairly present our consolidated results of operations, financial position and cash flows for each period presented.

Our consolidated financial statements include the accounts of Shuffle Master, Inc. and our wholly-owned domestic and foreign subsidiaries. All inter-company accounts and transactions have been eliminated. We have no unconsolidated subsidiaries.

Use of estimates and assumptions. The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) the subjective and complex judgments for revenue recognition typically involve whether collectability is probable, whether fees under an arrangement are fixed or determinable and the identification of specific deliverables under multiple element arrangements.  In addition, multiple element arrangements must be analyzed to determine the relative fair value of each element, the amount of revenue to be recognized and the period and conditions under which deferred revenue should be recognized.  The ability to establish vendor specific objective evidence of fair value for our products and services also requires judgment by management; (2) allowance for doubtful accounts; (3) asset impairments, including determination of the fair value of goodwill and indefinite lived trade names; (4) depreciable lives of assets; (5) useful lives and amortization of intangible assets; (6) income tax valuation allowances and uncertain tax positions; (7) fair value of stock options; and (8) the need for contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Concentration of credit risk. Our financial instruments that have potential concentrations of credit risk include cash and cash equivalents, accounts receivable, investments in sales-type leases and notes receivable. We maintain cash balances that exceed federally insured limits; however, we have incurred no losses on such accounts. Accounts receivable, investments in sales-type leases and notes receivable have concentration of credit risk because they all relate to our customers in the gaming industry.  We grant customers credit terms for periods of 120 days or less or may grant extended credit terms, with interest at prevailing rates.  The notes receivable are generally collateralized by the related equipment sold, although the value of such equipment, if repossessed, may be less than the receivable balance outstanding and the ability to actually repossess the equipment may not always be undisputed or able to be effectively executed.

From time to time, we make significant sales to customers that exceed 10% of our then-outstanding accounts receivable balance. As of October 31, 2009 and 2008, no customer balance exceeded 10% of our net trade accounts receivable. As of October 31, 2009, one customer exceeded 10% of our net investment in sales-type lease and notes receivable. This customer has a well-established history of payments to Shuffle Master as well as a credit rating that supports the credit line they have been extended. There was no single customer with a balance in excess of 10% of our net investment in sales-type leases and notes receivable for the year ended October 31, 2008. For the fiscal years ended 2009, 2008 and 2007, no individual customer accounted for more than 10% of consolidated revenue.

Provisions for bad debts. We maintain provisions for bad debts for estimated credit losses that result from the inability of our customers to make required payments. Provisions for bad debts are estimated based on historical experience and specific customer collection issues. Changes in the financial condition of our customers could result in the adjustment upward or downward in the provisions for bad debts, with a corresponding impact to our operating results.

Inventories.  Inventories are stated at the lower of cost, determined on a first-in-first-out basis, or market.  Cost elements included in work-in-process and finished goods include raw materials, direct labor and manufacturing overhead. We regularly review inventory quantities and update estimates for the net realizable. This process includes examining the carrying values of new and used gaming devices, parts and ancillary equipment in comparison to the current fair market values for such equipment (less costs to sell or dispose). Some of the factors involved in this analysis include the overall levels of our inventories, the current and projected sales levels for such products, the projected markets for such products, the costs required to sell the products, including refurbishment costs and importation costs for international shipments and the overall projected demand for products once the next generation of products are scheduled for release.

As a result of our ongoing analysis of inventory, we recognized inventory write-downs of $1,523, $72 and $1,415 for fiscal years 2009, 2008 and 2007, respectively.  Additional valuation charges could occur in the future as a result of changes in the factors listed above.

Products leased and held for lease. Our products are primarily leased to customers pursuant to operating leases. Products leased and held for lease are stated at cost, net of depreciation. Depreciation on leased products is calculated using the straight-line method over the estimated useful life of three to five years. We provide maintenance of our products on lease as part of our normal lease agreements.

Property and equipment. Property and equipment is stated at cost. Depreciation is recorded using the straight-line method over the estimated useful life of the asset of three to eight years, or lease terms, if shorter, for leasehold improvements.

We also review these assets for impairment whenever events or changes in circumstances indicate that we may not be able to recover the asset's carrying amount.

Goodwill and other indefinite lived intangible assets. We review our goodwill for impairment annually in October or when circumstances indicate that the carrying amount of goodwill may not be fully recoverable.  The review is performed at the reporting unit level, which we have determined is the equivalent to our reportable segments. The goodwill impairment test is a two-part test.  In the first step, we selected a discounted cash flow model (income approach) and the Guideline Public Company Model (market approach) to assess the fair values of our reporting unit.  These two methodologies were equally weighted in determining fair values.  The fair value of the reporting unit is then compared to the book value of the reporting unit, including its goodwill. If the fair value is less than the book value, then we would perform a second step to compare the implied fair value of the reporting unit's goodwill to its book value. The implied fair value of the goodwill is determined based on the estimated fair value of the reporting unit less the fair value of the reporting unit's identifiable assets and liabilities. We would record an impairment charge to the extent that the book value of the reporting unit's goodwill exceeds its fair value.

We review our indefinite lived intangible assets for impairment annually in October or when circumstances indicate that the carrying amount of the tradename may not be fully recoverable. We would record an impairment loss if the carrying amount of the indefinite lived intangible asset is not recoverable and the carrying amount exceeds its estimated fair value.

Other intangible assets. Other intangible assets include intellectual property for games, patents, trademarks, copyrights, licenses, developed technology, customer relationships and non-compete agreements that were purchased separately or acquired in connection with a business combination. All of our significant intangible assets are definite lived and, accordingly, amortized over their expected useful lives which range from 1 to 15 years. We amortize certain of our intangible assets proportionate to the related actual revenue from the utilization of the intangible asset. We believe this method reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. For certain other intangibles, such as covenants not to compete, we amortize on a straight-line basis over their useful lives.

Impairment of long-lived assets. We estimate the useful lives of our long-lived assets, excluding goodwill and indefinite lived intangible assets, based on historical experience, estimates of products' commercial lives, the likelihood of technological obsolescence and estimates of the duration of commercial viability for patents, licenses and games.

We review our long-lived assets, excluding goodwill and indefinite lived intangible assets, for impairment whenever events or circumstances indicate the carrying value may not be recoverable or warrant a revision to the estimated remaining useful life.  We would record an impairment loss if the carrying amount of the asset or asset group is not recoverable (as determined by undiscounted cash flows) and the carrying amount exceeds its estimated fair value.  For fiscal 2009, 2008 and 2007, we did not have any such impairment loss.

Revenue recognition. We recognize revenue when the following criteria are met:

•	persuasive evidence of an arrangement between us and our customer exists;

•	shipment has occurred or services have been rendered;

•	the price is fixed or determinable; and

•	collectability is reasonably assured and/or probable.

We earn our revenue in a variety of ways. We offer our products for lease or sale as well as sell service and warranty contracts for our sold equipment.

Product lease and royalty revenue—Lease and royalty revenue is earned from the leasing of our tangible products and the licensing of our intangible products. When we lease or license our products, we generally negotiate month-to-month fixed fee contracts, or to a lesser extent, enter into participation arrangements whereby casinos pay a fee to us based on a percentage of net win.  Product lease contracts typically include parts and service. Lease terms are generally cancellable with 30 days notice.

Product sales and service revenue—We generate sales revenue through the sale of equipment in each product segment, including sales revenue from sales-type leases and the sale of lifetime licenses for our proprietary table games. Financing for intangible property and sales-type leases for tangible property have payment terms ranging generally from 24 to 36 months and are interest-bearing at market interest rates. Revenue from the sale of equipment is recorded in accordance with the contractual shipping terms. If a customer purchases existing leased equipment, revenue is recorded on the effective date of the purchase agreement. Revenue on service and warranty contracts is recognized as the services are provided over the term of the contracts, which are generally one year. Revenue from the sale of lifetime licenses, under which we have no continuing obligation, is recorded on the effective date of the license agreement.

Certain of our products contain software and when licensing or selling software we consider whether the software component is incidental to the product as a whole based on the following criteria:

•	Whether the software is a significant focus of the marketing effort or is sold separately.

•	Whether post-contract customer support or PCS (PCS includes the right to receive services or unspecified upgrades/enhancements, or both, offered to users or resellers) is provided.

•	Whether the development and production costs of the software as a component of the cost of the product is incidental.

•
Whether an agreement includes service elements (other than PCS related services), such as training or installation and whether such services are essential to the functionality of the software or whether such software is considered “off-the-shelf” (off-the-shelf software is software that is marketed as a stock item that can be used by customers with little or no customization). Conversely, “core software” requires significant customization of the software in order for the software to be used by the end customer.

Some of our revenue arrangements contain multiple deliverables, such as a product sale combined with a service element or the delivery of a future product. If an arrangement requires the delivery or performance of multiple elements, we divide deliverables into separate units of accounting if:

•	The delivered items have value to the customer on a stand alone basis;

•	we have objective and reliable evidence of the fair value of the undelivered items; and

•	delivery of any undelivered item is considered probable and substantially in our control.

If these criteria are not met, we do not recognize revenue until all essential elements have been delivered. If the installation of the product is not considered inconsequential and perfunctory, then we defer revenue recognition until installation is complete.

The subjective and complex judgments for revenue recognition typically involve whether collectability is probable, whether fees under an arrangement are fixed or determinable and the identification of specific deliverables under multiple element arrangements. In addition, multiple element arrangements must be analyzed to determine the relative fair value of each element, the amount of revenue to be recognized and the period and conditions under which deferred revenue should be recognized. The ability to establish vendor specific objective evidence of fair value for our products and services also requires judgment by management.

Income taxes. We recognize deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. Except for certain foreign net operating losses, we believe that it is more likely than not that our deferred tax assets are fully realizable because of the future reversal of existing taxable temporary differences and future projected taxable income.

In November 2007, we adopted new accounting guidance related to accounting for uncertainty in income taxes which required the recognition of uncertain tax positions taken or expected to be taken in a tax return, when it is “more likely than not” to be sustained upon examination. This assessment further presumes that tax authorities evaluate the technical merits of transactions individually with full knowledge of all facts and circumstances surrounding the issue.  See Note 13 for additional information.

Share based compensation.  We measure and recognize all share-based compensation, including restricted shares and share-based awards to employees, under the fair value method.  We measure the fair value of share-based awards using the Black-Scholes model.

Compensation is attributed to the periods of associated service and such expense is recognized on a straight-line basis over the vesting period of the awards. Forfeitures are estimated at the time of grant with such estimate updated when the expected forfeiture rate changes.

In addition, the excess tax benefit from stock-option exercises—tax deductions in excess of compensation cost recognized—is classified as a financing activity in the consolidated statement of cash flows.

Contingencies. We assess our exposures to loss contingencies including legal and income tax matters and provide for an exposure if it is judged to be probable and reasonably estimable. If the actual loss from a contingency differs from our estimate, there could be a material impact on our results of operations or financial position. Operating expenses, including legal fees, associated with contingencies are expensed when incurred.

Advertising costs. We expense advertising and promotional costs as incurred, which totaled approximately $1,882, $2,769 and $2,353, for the fiscal years ended October 31, 2009, 2008 and 2007, respectively.

Research and development costs. We incur research and development costs to develop our new and next-generation products. Our products reach technological feasibility shortly before the products are released and therefore R&D costs are generally expensed as incurred.

Foreign currency translation. Our foreign subsidiaries' asset and liability accounts are translated into U.S. dollar amounts at the exchange rate in effect at the balance sheet date. Foreign exchange translation adjustments are recorded as a separate component of shareholders' equity. Revenue and expense accounts are translated at the average monthly exchange rates.  Inter-company trade balances, which we anticipate to settle in the foreseeable future, result in foreign currency gains and losses which are included in other expenses in our consolidated statements of operations.  Transaction gains and losses are included in other expense in our consolidated statements of operations.

Earnings per common share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and issuable during the year. Diluted earnings per share is similar to basic, except that the weighted average number of shares outstanding is increased by the potentially dilutive effect of outstanding stock options, restricted stock and contingent convertible notes, if applicable, during the year, using the treasury stock method.

Cash and cash equivalents. Cash and cash equivalents include short-term investments with maturities of three months or less from their date of purchase. We maintain cash balances that exceed federally insured limits; however, we have incurred no losses on such accounts.

Fair value measurement. Effective November 1, 2008, we adopted new fair value accounting guidance for financial assets and liabilities which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The guidance does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. We did not elect the fair value option for any of our existing financial instruments. Accordingly, we determined the adoption of the guidance did not have a material impact on our consolidated financial statements. The guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1:	Quoted prices for identical instruments in active markets.

Level 2:
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not be available.

See Note 3 for further discussions of the valuations of certain of our financial instruments.

Convertible debt instruments. Effective November 1, 2009, we adopted new authoritative guidance from the Financial Accounting Standards Board (“FASB”) related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements).  The new guidance applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. Even though we extinguished our contingent convertible senior notes (“Notes”) by May 2009, we were required to apply the new guidance retrospectively to our previously issued financial statements for the periods in which the Notes were outstanding. The new guidance requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective interest rate method; accretion is reported as a non-cash component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment.

We separated the Notes into two accounting components:

1.	a debt component, representing the fair value of the Notes as if they had no conversion rights, and
2.	an equity component, representing the difference between the proceeds from the issuance of the Notes and their fair value.

The amount allocated to the equity component was accounted for as debt discount.  We also allocated the transaction costs to the liability and equity components in proportion to the allocation of proceeds and accounted for them as debt issuance costs and equity issuance costs, respectively.  Debt discount and debt issuance costs not allocated to equity were amortized over the period to the first conversion date (5 years) using the effective interest rate method and recorded as interest expense.

The effect of the adoption of the new authoritative guidance on our statements of operations, balance sheet and cash flow for all periods presented, are as follows:

		Adjustments
	As previously reported	Convertible Note	As Revised
	(In thousands, except per share amounts)

INCOME STATEMENTS
For the Year Ended October 31, 2007
Interest expense	$(7,487)	$(5,349)	$(12,836)
Total other income (expense)	(9,974)	(5,349)	(15,323)
Income before tax	14,302	(5,349)	8,953
Income tax benefit	(1,999)	(1,962)	(3,961)
Net income	16,379	(3,387)	12,992

Basic EPS	$0.47	$(0.10)	$0.37
Diluted EPS	$0.46	$(0.09)	$0.37

Basic weighted average shares outstanding	34,680	-	34,680
Diluted weighted average shares outstanding	35,276	-	35,276

For the Year Ended October 31, 2008
Interest expense	$(6,630)	$(5,012)	$(11,642)
Total other income (expense)	(3,610)	$(5,012)	(8,622)
Gain (loss) on early extinguishment of debt	1,773	(2,208)	(435)
Loss before tax	(4,456)	(7,220)	(11,676)
Income tax provision	6,346	(2,649)	3,697
Net loss	(10,803)	(4,571)	(15,374)

Basic EPS	$(0.27)	$(0.11)	$(0.38)
Diluted EPS	$(0.27)	$(0.11)	$(0.38)

Basic weighted average shares outstanding	40,006	-	40,006
Diluted weighted average shares outstanding	40,006	-	40,006

For the Year Ended October 31, 2009
Interest expense	$(5,401)	$(646)	$(6,047)
Total other income (expense)	(3,810)	(646)	(4,456)
Gain (loss) on early extinguishment of debt	1,961	(120)	1,841
Income before tax	22,826	(766)	22,060
Income tax provision	7,367	(281)	7,086
Net income	15,459	(485)	14,974

Basic EPS	$0.29	$(0.01)	$0.28
Diluted EPS	$0.29	$(0.01)	$0.28

Basic weighted average shares outstanding	53,120	-	53,120
Diluted weighted average shares outstanding	53,449	-	53,449

BALANCE SHEETS
At October 31, 2008
Other assets	12,294	(16)	12,278
Accrued liabilities and other current liabilities	13,441	(789)	12,652
Deferred income taxes, current	-	1,082	1,082
Current portion of long-term debt	41,753	(814)	40,939
Paid-in capital	83,710	16,137	99,847
Retained earnings	26,823	(15,632)	11,191

At October 31, 2009
Paid-in capital	$88,977	$16,117	$105,094
Retained earnings	42,282	(16,117)	26,165

		Adjustments
	As previously reported	Convertible Note	As Revised
STATEMENTS OF CASH FLOWS	(In thousands)
For the Year Ended October 31, 2007
Operations
Net income	$16,379	$(3,387)	$12,992
Adjustments:
Amortization of debt issuance costs and debt discount	1,327	5,349	6,676
Deferred income taxes	(8,315)	(2,026)	(10,341)
Prepaid income taxes	(2,690)	63	(2,627)

For the Year Ended October 31, 2008
Operations
Net income	$(10,803)	$(4,571)	$(15,374)
Adjustments:
Amortization of debt issuance costs and debt discount	1,339	5,013	6,352
Loss (Gain) on early extinguishment of debt	(1,773)	2,208	435
Deferred income taxes	2,893	(1,895)	998
Prepaid income taxes	(3,937)	(754)	(4,691)

For the Year Ended October 31, 2009
Operations
Net income	$15,459	$(485)	$14,974
Adjustments:
Amortization of debt issuance costs and debt discount	1,158	646	1,804
Gain on early extinguishment of debt	(1,961)	120	(1,841)
Deferred income taxes	260	(249)	11
Prepaid income taxes	2,143	(32)	2,111

Other balance sheet data, debt, earnings per share, other income (expense) and gain on early  extinguishment of debt and income tax footnotes (footnote 2, 5, 7, 9, 12 and 13, respectively) have been revised to reflect the effect of the adoption of ASC 470-20.

Recently issued or adopted accounting standards. In October 2009, the FASB issued two Accounting Standards Updates (“ASU”) providing new revenue recognition guidance with respect to revenue arrangements that include software elements and multiple deliverables. Under the new guidance, tangible products, containing both software and nonsoftware components that function together to deliver a tangible product’s essential functionality, will not be subject to software revenue accounting. This new guidance also establishes a new hierarchy for allocating revenues among multiple deliverables in a multi-element arrangement. In order of preference, revenues will be allocated based on VSOE, third-party evidence, or estimated selling price. Additional disclosures will be required to describe the effects of adoption, including changes in how arrangement consideration is allocated or in the pattern and timing of revenue recognition. This new guidance is effective for fiscal years beginning on or after June 15, 2010, and we have elected to early adopt prospectively for new or materially modified arrangements entered into on or after the beginning of our fiscal 2010. We continue to evaluate the extent to which this new guidance will impact the timing of our revenues and expect many of the Company’s products, such as those in our ETS and EGM segments, will no longer be accounted for as software, allowing for revenue recognition earlier in certain bundled arrangements.

In June 2009, the FASB issued authoritative guidance for the FASB accounting standards codification and hierarchy of generally accepted accounting principles. The guidance establishes only two levels of GAAP, authoritative and nonauthoritative.

The FASB Accounting Standards Codification (the “Codification,” “ASC”) will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. The guidance is effective for interim and annual periods ending after September 15, 2009. The adoption of the guidance did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued authoritative guidance for subsequent events, which is effective for interim and annual financial statements ending after June 15, 2009. The guidance establishes general standards of accounting for and disclosure of subsequent events that occur after the balance sheet date. Entities are also required to disclose the date through which subsequent events have been evaluated and the basis for that date. The adoption of the guidance did not have a material impact on our consolidated financial statements. The Company has evaluated subsequent events through the date of issuance, January 14, 2010, the date these financial statements were available to be issued. See Note 16 for more information.

In June 2008, the FASB revised the authoritative guidance for determining whether an instrument (or embedded feature) is indexed to an entity’s own stock, which mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. It is effective for our fiscal year beginning November 2009.  We do not believe that adoption of the guidance will have a material effect on our consolidated financial statements.

In April 2008, the FASB issued authoritative guidance for determining the useful life of intangible assets, which amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date. However, the disclosure requirements must be applied prospectively to all intangible assets recognized in the Company’s financial statements as of the effective date.  The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance will be effective for our fiscal year beginning in November 2009 and will be applied prospectively to our future intangible assets acquired after the effective date. We do not believe this guidance will have a material effect on our consolidated financial statements.

In March 2008, the FASB revised authoritative guidance for disclosures about derivative instruments and hedging activities. This guidance requires disclosures about derivatives and hedging activities including enhanced disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted and (c) how derivative instruments and related hedged items affect financial position, financial performance and cash flows. This statement is effective for years beginning after November 15, 2008.  This will be effective for our fiscal year beginning in November 2009.  We do not believe that adoption of the guidance will have a material effect on our consolidated financial statements.

In December 2007, the FASB revised the authoritative guidance for business combinations, which establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will be effective for our fiscal year beginning in November 2009 and must be applied prospectively to business combinations completed on or after that date.

2. ACQUISITIONS AND OTHER SIGNIFICANT TRANSACTIONS

Contingent convertible senior notes. In our third quarter ended July 31, 2008, we engaged in a multi-step refinancing (the “Refinancing”) of our 1.25% contingent convertible senior notes (the “Notes”). We engaged in the Refinancing because holders of our Notes had the option to require us to repurchase all or a portion of such Notes on April 15, 2009 at 100% of the principal amount of the Notes, plus accrued and unpaid interest.

On December 10, 2008, we purchased $10,000 of our outstanding Notes in a separate open market transaction at a discount, resulting in gain on early extinguishment of debt of $43.  On April 15, 2009, we purchased an additional $30,250 of our outstanding Notes at face value, representing approximately 99.97% of the aggregate principal amount of the remaining outstanding Notes.  The holders of the Notes had an option, pursuant to the terms of the Notes, to require us to purchase, on April 15, 2009, all or a portion of their Notes (the “Put Option”). All Notes validly tendered and not validly withdrawn in the Put Option were accepted for payment and purchased by us and cancelled. We made our regularly scheduled interest payment on April 15, 2009. Accordingly, there was no accrued and unpaid interest remaining through the date of purchase. After giving effect to the purchase of the tendered Notes, $8 aggregate principal amount of the Notes remained outstanding.  We redeemed these Notes pursuant to the terms of the Notes on May 29, 2009 at 100% plus accrued and unpaid interest.  In order to repurchase the Notes, we drew on our $100,000 revolving credit facility (the “Revolver”).

Progressive Gaming International Corporation/International Game Technology Transaction. In January 2009, International Game Technology (“IGT”) entered into an arrangement to acquire substantially all of the assets of Progressive Gaming International Corporation (“PGIC”).  On February 17, 2009, a number of agreements were entered into between us, PGIC and IGT.  These agreements include the Royalty Acceleration Agreement (PGIC and us), the Waiver Agreement (IGT and us) and the Binding Term Sheet (IGT and us).  In part, these agreements addressed certain commitments that were made by us and PGIC in an agreement dated September 26, 2007 to acquire all of PGIC’s Table Game Division (“TGD”) business (the “Purchase Agreement”), including certain worldwide rights and lease contracts for all of PGIC’s table game titles including Caribbean Stud® and Texas Hold’ Em Bonus, as well as the Software Distribution License Agreement (“SDLA”) which provided us a license to use/distribute certain progressive related software on games that were not purchased as part of the TGD.  The Purchase Agreement provided for, in addition to an initial up-front payment, future earn-out payments beginning in calendar 2008, including $3,500 in total non-interest bearing guaranteed minimum payments over a 4-year period, as follows: for each of 2008 and 2009, the guaranteed minimum amounts were $1,000 each year, paid quarterly; and for 2010 and 2011, $750 each year, also paid quarterly.  At the time of the acquisition, we recorded an estimated discounted liability for the minimum consideration due under the Purchase Agreement of $2,922.  Pursuant to the SDLA and as part of the TGD, we prepaid royalties of $3,000 related to the use of the Casino Jackpot System (“CJS”) and Game Manager™ software and related table hardware (collectively, the “GMS”).  These prepaid royalties plus an additional $1,750 were to be earned as defined in the agreement on a per progressive unit placement basis. The term of the SDLA was 5 years, with automatic renewal of 5 year increments, unless a non-renewal notice was given by either party ninety days in advance.

The Royalty Acceleration Agreement dated February 17, 2009 relieved us of all future monetary obligations related to the Purchase Agreement as well as any potential additional monies due under the SDLA in excess of the prepaid royalty previously paid.  As a condition for being relieved of any future monies due under the Purchase Agreement and the SDLA, we made a final payment of $960.  Up until February 17, 2009, we had paid PGIC approximately $951 related to minimum consideration due under the Purchase Agreement.

The Binding Term Sheet, which became effective March 6, 2009, absent any other agreement, resolved a dispute between us and IGT as to our rights in certain patents owned at one time by PGIC. This dispute involved other parties as well.  We claimed that we had certain rights in certain patents of PGIC before IGT allegedly received the patents as a result of the foreclosure of PGIC by Private Equity Management (“PEM”).  As to some of certain patents, IGT’s alleged ownership rights were transferred to us (the “SMI Patents”).  The Term Sheet also provided for IGT to obtain a license to the SMI Patents with certain restrictions in addition to allowing us to license certain patents from IGT which IGT allegedly acquired from PGIC through foreclosure by PEM (“PEM Patents”).  These licenses are not exclusive and are for limited use only.  The Term Sheet also waived our claims of certain rights in other patents that were once owned by PGIC.

As a result of the above agreements, we wrote-off the net book value of approximately $160 related to the covenant not to compete between us and PGIC. In addition, the prepaid royalty related to the SDLA was re-characterized as a lifetime license to be amortized over a 10 year life. The acquired SMI Patents were fair valued at $520.  The remaining discounted minimum consideration due under the Purchase Agreement of approximately $2,247 was relieved resulting in a net gain on early extinguishment of $1,798.

Elixir Gaming Technologies Inc. (formerly VendingData Corporation) purchase and settlement agreement.  On March 16, 2009, we entered into an agreement with Elixir Gaming Technologies, Inc. (“Elixir Gaming”) pursuant to which Elixir Gaming sold us their intellectual property related to Elixir Gaming’s card shuffling and card deck checking equipment, including the RandomPlus® shuffler, the ShufflePro™ shuffler and the DeckChecker™.  Also contained in the agreement is a 7-year covenant not to compete clause.  In connection with this acquisition, we also purchased Elixir Gaming’s remaining finished-goods inventory of products in this category. In addition, we also agreed with Elixir Gaming to jointly dismiss all claims with prejudice pertaining to the outstanding patent infringement litigation.  This included the release of our $3,000 cash security, plus accrued interest, that we posted in 2004 in connection with an injunction that we received at that time.

The total consideration paid to Elixir Gaming was $2,800.  Total direct acquisition costs associated with this acquisition was $148.

We expensed the amount which approximates the fair value of the effective settlement of the lawsuit.  We determined the fair value of the effective settlement of the lawsuit by taking the difference between the fair values of each identifiable element of the transaction and the total purchase price using the residual method.  The fair value of $400 related to the effective settlement of the lawsuit was immediately charged to selling, general and administrative expenses (“SG&A”).

This transaction was accounted for as an asset purchase; no liabilities were assumed. The following table sets forth the determination of the consideration paid for the asset acquisition:

Effective settlement of lawsuit	$400
Inventory	122
Patents (amortized over a 3 year period to Utility segment cost of goods sold)	850
Covenant not to compete (amortized over a 7 year period to Utility segment SG&A)	1,576
Total consideration	$2,948

3. FINANCIAL INSTRUMENTS

Fair value disclosures of financial instruments. As discussed in Note 1, we utilize a three level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value.

Cash and cash equivalents, accounts receivable, the current portion of our investment in sales-type leases and notes receivable are not presented in the table below as their carrying value approximates fair value due to their short term nature.  It is impracticable to estimate the fair value of the long-term portion of our investment in sales-type leases and notes receivable as it is comprised of many insignificant balances, customers with different credit profiles and various interest rates.  The fair values of our Revolver and Term Loan have been calculated based on market borrowing rates available as of October 31, 2009 for debt with similar terms and maturities.  These market assumptions include a LIBOR-based yield curve, interest rate spread based on our specific risk and an original issue discount. The following table provides the fair value measurement information about our long-term debt as of October 31, 2009.

	Carrying Value	Fair Value	Fair Value
	October 31, 2009	October 31, 2009	Hierarchy

Term Loan	$64,350	$62,806	Level 2
Revolver	28,000	25,312	Level 2
Total	$92,350	$88,118

4. RECEIVABLES AND INVESTMENTS IN SALES-TYPE LEASES

	October 31,
	2009	2008
	(In thousands)
Accounts receivable, net:
Trade receivables	$37,001	$29,499
Less: allowance for bad debts	(630)	(584)
Total	$36,371	$28,915

	October 31,
	2009	2008
	(In thousands)
Investment in sales-type leases and notes receivable, net:
Minimum sales-type lease payments	$3,570	$5,476
Notes receivable - table game licenses	998	3,800
Sub-total sales-type leases and notes receivable	4,568	9,276

Less: interest sales-type leases	(321)	(626)
Less: deferred service revenue	(507)	(832)
Less: allowance for bad debts	(164)	(202)

Investment in sales-type leases and notes receivable, net	3,576	7,616

Less: current portion sales-type leases	(1,466)	(2,995)
Less: current portion notes receivable - table game licenses	(815)	(2,660)

Long-term portion investment in sales-type leases and notes receivable	$1,295	$1,961

We maintain allowances for bad debts for estimated credit losses that result from the inability of our customers to make required payments. The allowances for bad debts are estimated based on historical experience and specific customer collection issues.

Sales-type leases are interest-bearing at fixed market interest rates, require monthly installment payments over periods ranging generally from 24 to 36 months and contain bargain purchase options. Notes receivable include financing arrangements for sales of our intellectual property products. Amounts are interest-bearing at fixed market interest rates and require monthly installments ranging generally from 24 to 36 months.

Future minimum lease payments (principal, deferred revenue and interest) to be received for both sales-type leases and notes receivable are as follows:

October 31,	2010	2011	2012	Total
	(In thousands)
Investment in sales-type leases
and notes receivable, net:
Future sales-type lease payments	$2,031	$1,113	$426	$3,570
Notes receivable - table game licenses	874	123	1	998
Sub-total sales-type leases
and notes receivable	2,905	1,236	427	4,568

Less: interest sales-type leases	(242)	(66)	(13)	(321)
Less: deferred service revenue	(277)	(160)	(70)	(507)
Less: allowance for bad debts	(105)	(45)	(14)	(164)
Investment in sales-type leases
and notes receivable, net	$2,281	$965	$330	$3,576

5. OTHER BALANCE SHEET DATA

The following provides additional disclosure for selected balance sheet accounts as of October 31:

	October 31,
	2009	2008
	(In thousands)
Inventories:
Raw materials and component parts	$13,668	$16,649
Work-in-process	4,353	710
Finished goods	9,618	5,394
Total	$27,639	$22,753

	October 31,
	2009	2008
	(In thousands)
Products leased and held for lease:
Utility	$32,828	$30,014
Less: accumulated depreciation	(23,649)	(21,456)
Utility, net	9,179	8,558

Proprietary Table Games	2,706	2,658
Less: accumulated depreciation	(1,498)	(1,117)
Proprietary Table Games, net	1,208	1,541

Electronic Table Systems	22,258	16,420
Less: accumulated depreciation	(8,992)	(5,465)
Electronic Table Systems, net	13,266	10,955

Total, net	$23,653	$21,054

	October 31,
	2009	2008
	(In thousands)
Property and equipment:
Office furniture and computer equipment	$9,492	$7,612
Less: accumulated depreciation	(6,772)	(5,051)
Property and equipment, net	2,720	2,561

Leasehold improvements:	4,751	5,878
Less: accumulated depreciation	(3,704)	(3,308)
Leasehold Improvements, net	1,047	2,570

Production equipment and other:	11,219	8,230
Less: accumulated depreciation	(5,480)	(4,218)
Production equipment and other, net	5,739	4,012

Total, net	$9,506	$9,143

	October 31,
	2009	2008
	(In thousands)
Other current assets:
Prepaid legal fees	$-	$1,358
Deferred cost of goods sold	2,118	1,248
Other prepaid expenses	1,956	1,552
Other receivables	1,631	670
Other	192	97
Total	$5,897	$4,925

As of October 31, 2009 and 2008, other receivables consisted primarily of tax receivables.

	October 31,
	2009	2008
	(In thousands)
Other long-term assets:
PGIC TGD prepaid royalty (see Note 2)	$-	$4,709
Deposits	259	3,628
Debt issuance costs, net	2,160	3,303
Other	624	638
Total	$3,043	$12,278

Total debt issuance costs incurred with the issuance of long-term debt are capitalized and amortized as interest expense using the straight-line method which approximates the effective interest method. Amortization of debt issuance costs were $1,125, $1,186 and $1,155 in fiscal 2009, 2008 and 2007, respectively.  The unamortized portion of the debt issuance costs are expected to be recognized over a period of 2.0 years.  As of October 31, 2009, debt issuance costs related to the refinancing of our Revolver and our Term Loan.  As of October 31, 2008, debt issuance costs related primarily to our Revolver and our Term Loan.

Deposits are primarily comprised of a $246 security deposit related to various operating leases.

Other long term assets of $624 and $638 as of October 31, 2009 and 2008, respectively, principally includes, $506 and $532, respectively, of restricted cash related to the Kings Gaming Inc. contingent consideration in connection with the purchase of the Play Four Poker™ patent and trademark. See Note 7 for more information related to Kings Gaming contingent consideration.  Additionally, other long term assets include $52 and $42, as of October 31, 2009 and 2008, respectively, of prepaid licensing costs.

	October 31,
	2009	2008
	(In thousands)
Accrued liabilities and other current liabilities:
Accrued interest	$155	$340
Accrued compensation	10,137	8,012
Accrued taxes	2,083	1,529
Other accrued liabilities	4,233	2,771
Total	$16,608	$12,652

As of October 31, 2009 and 2008, other accrued liabilities consisted primarily of professional fees, legal fees and consulting fees.

6. INTANGIBLE ASSETS AND GOODWILL

Amortizable intangible assets.  All of our recorded intangible assets, excluding goodwill and the Stargames and CARD tradenames, are subject to amortization. We amortize certain of our intangible assets proportionate to the related actual revenue from the utilization of the intangible asset. We believe this method reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. For certain other intangibles, such as covenants not to compete, we amortize on a straight-line basis over their useful lives. Amortization expense was $13,571, $14,731and $11,322 for fiscal 2009, 2008 and 2007, respectively. Amortizable intangible expenses are included in cost of leases and royalties and cost of sales and service, except for customer relationships which are amortized in selling, general and administrative expenses.

Amortizable intangible assets are comprised of the following as of October 31:

	Weighted Average	October 31,
	Useful Life	2009	2008
		(In thousands)
Amortizable intangible assets:

Patents, games and products	10 years	$65,345	$60,478
Less: accumulated amortization		(42,697)	(30,839)
		22,648	29,639
Customer relationships	10 years	23,290	19,497
Less: accumulated amortization		(6,704)	(3,592)
		16,586	15,905
Licenses and other	6 years	12,722	4,392
Less: accumulated amortization		(2,934)	(2,189)
		9,788	2,203
Developed technology	4 years	9,934	7,318
Less: accumulated amortization		(9,313)	(5,031)
		621	2,287

Total		$49,643	$50,034

Changes in gross balances relate primarily to foreign currency translation adjustments.

Estimated amortization expense related to recorded finite lived intangible assets is as follows:

Year ending October 31,	(In thousands)
2010	$11,743
2011	9,105
2012	7,600
2013	5,213
2014	8,179
Thereafter	7,803
$49,643

Tradenames.  Intangibles with an indefinite life, consisting of the Stargames and CARD tradenames, are not amortized and were $21,695 and $16,119 as of October 31, 2009 and 2008, respectively.  However, the Stargames and CARD tradenames are subject to an annual impairment analysis. The changes in balances are only related to foreign currency translation adjustments.

In October 2009, we performed our annual impairment analysis of our indefinite lived Stargames and CARD tradenames.  We utilized the income approach valuation technique to estimate the fair values of the Stargames and CARD tradenames and compared those estimates to related carrying values. The fair values of the tradenames were derived based upon discounted future cash flows dependent on a number of critical management assumptions including estimates of revenue growth, expected economic asset life and hypothetical royalty and discount rates. As of October 31, 2009 and 2008, based upon the results of the analysis, we determined that the implied fair values of the Stargames and CARD tradenames exceeded their carrying values and were not impaired.

Goodwill.  All of our goodwill originated from the acquisitions of foreign subsidiaries and the PGIC TGD.  Goodwill has been assigned to our Utility, PTG, ETS and EGM reporting segments. Changes in the carrying amount of goodwill as of October 31, 2009, are as follows:

				Electronic
		Proprietary	Electronic	Gaming
	Utility	Table Games	Table Systems	Machines	Total
	(In thousands)
Balance at October 31, 2008	$37,194	$7,373	$8,200	$8,162	$60,929
Foreign currency translation adjustment	6,941	-	2,931	2,917	12,789
Other	-	944	-	-	944
Balance at October 31, 2009	$44,135	$8,317	$11,131	$11,079	$74,662

We performed our annual goodwill impairment analysis in October 2009.  For purposes of testing goodwill, we performed step one of the goodwill impairment test by estimating the fair value of each of our segments to which goodwill is allocated.  We selected a discounted cash flows model (income approach) and the Guideline Public Company Model (market approach) to assess the fair value of our segments.  These two methodologies were equally weighted in determining the fair values. The market approach is a valuation technique in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. This valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a technique in which fair value is estimated based on the discounted cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. We determined the fair value of each of our reporting units exceeded their respective carrying values. As such, no impairment charge was recorded.

Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact our assumptions as to prices, costs, growth rates or other factors that may result in changes in our estimates of future cash flows.  Although we believe the assumptions used in testing for impairment are reasonable, significant changes in any one of our assumptions could produce a significantly different result.

The $944 of additional goodwill in our PTG segment relates to our acquisition of certain assets from Bet Technology, Inc. (“BTI”) in 2004. In 2004, we recorded an initial estimated liability of $7,616 for contingent installment payments computed as the excess fair value of the acquired assets over the fixed installments and other direct costs. During fiscal 2009, we paid amounts in excess of the remaining liability associated with the contingent consideration originally recorded as part of the acquisition. The excess amount of $944 was recorded as an increase to goodwill.

7. DEBT

Debt consisted of the following:

	October 31,
	2009	2008
	(In thousands)
Term Loan	$64,350	$65,000
Contingent convertible senior notes (the "Notes"), fixed rate interest at 1.25%,
due 2024, net of unamortized discount of $814 at October 31, 2008	-	39,444
Senior secured revolving credit facility (the "Revolver")	28,000	16,000
PGIC TGD minimum consideration, non-interest bearing,
due in installments through 2011	-	2,444
BTI acquisition contingent consideration	-	527
Kings Gaming Inc. contingent consideration	506	508
Bet the Set "21" contingent consideration	354	412
Total debt	93,210	124,335
Less: current portion	(650)	(40,939)
Total long-term debt	$92,560	$83,396

Contingent convertible senior notes. In April 2004, we issued $150,000 in contingent convertible senior notes due 2024 through a private placement under Rule 144A of the Securities Act of 1933 (the “Notes”). The Notes were unsecured and bore interest at a fixed rate of 1.25% per annum. Interest was payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2004. The Notes were fully paid off during the third quarter of 2009.

As mentioned in Note 2, we were required to retrospectively change our method of accounting for the Debentures during the period they were outstanding to comply with ASC 470-20. The guidance required us to separate the proceeds from the Debentures into two accounting components at issuance:

1.	a debt component, representing the fair value of the Debentures as if they had no conversion rights, and
2.	an equity component, representing the difference between the proceeds from the issuance of the Debentures and the fair value of the debt component.

Initial Measurement Accounting

We used an interest rate of 5.4% to determine the fair value of the Debentures as if they had no conversion rights, which resulted in a fair value of $123,039. The remaining $26,961 was recorded as additional paid-in capital and debt discount in our balance sheet. We also allocated the transaction costs to the liability and equity components in proportion to the allocation of proceeds and accounted for them as debt issuance costs and equity issuance costs, respectively.

The debt discount and debt issuance costs not allocated to equity were amortized over the period to the first redemption date (5 years) using the interest method and recorded as interest expense. Because the amounts allocated to equity were not deductible for income tax purposes, we recorded the tax effects as adjustments to additional paid-in capital.

Redemption Accounting

In anticipation of our Notes being put by the holders on April 15, 2009, we executed a multi-step refinancing plan in fiscal 2008 that involved a second amendment to our senior secured credit facility, a public offering of our common stock and a cash tender offer for our Notes. The balance of this liability as of October 31, 2009 and 2008 was $0 and $39,444, respectively.

On August 27, 2008, we redeemed $89,358 outstanding principal amount of the Debentures for a cash payment of $86,901.  On September 29, 2008, we redeemed an additional $20,384 outstanding principal amount in a separate transaction on the open market.

Under the ASC 470-20, we allocated the cash transferred to the fair values of the debt component  immediately prior to the redemption. A loss of $435 was recognized for the difference between the amount allocated to the debt component and the sum of the carrying amount of the debt, unamortized debt discount, and issuance costs at redemption.

The remaining principal of $40,258 was redeemed in two transactions in December 2008 and at the scheduled redemption date in April 2009.  We recognized a gain of $43 related to these redemptions.

Senior Secured Credit Facility

Revolver. On November 30, 2006, we entered into a senior secured credit facility (the “Senior Secured Credit Facility”) with Deutsche Bank Trust Company Americas, as a Lender and as the Administrative Agent, Deutsche Bank Securities Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Book Managers and Wells Fargo Bank, N.A. as Syndication Agent. The Senior Secured Credit Facility consisted of a $100,000 revolving credit facility (the “Revolver”), from which we initially drew $71,180 in order to repay in its entirety a bridge loan originally entered into on January 25, 2006 (the “Old Credit Agreement”). Loans under the Revolver bear interest at a margin over LIBOR or Base Rate, as elected by us. The applicable margins fluctuate based on our total leverage ratio from time to time. Our effective interest rates as of October 31, 2009 and 2008 were 4.8% and 6.5%, respectively. Borrowings under the Revolver may be used to repurchase the remaining outstanding Notes, for working capital, capital expenditures and general corporate purposes (including share repurchases).

The amount drawn under the Revolver was $28,000 and $16,000 as of October 31, 2009 and 2008, respectively.  As of October 31, 2009, we had approximately $72,000 of available remaining credit under the Revolver. The Revolver matures on November 30, 2011.

Second Amendment and Term Loan. On July 14, 2008, we entered into a second amendment (the “Second Amendment”), to our Senior Secured Credit Facility.  Among other things, the Second Amendment provided for a new $65,000 term loan facility (the “Term Loan”), which was funded in full on August 25, 2008, resulting in net proceeds of $63,438. The amendment left in place our $100,000 Revolver discussed above.  In addition to the Term Loan and Revolver, our amended Senior Secured Credit Facility provides a $35,000 incremental facility (the “Incremental Facility”) pursuant to which we may request (but no lender is committed to provide) additional loans under the facility, subject to customary conditions.

The Term Loan bears interest at 2.75% over the Base Rate or 3.75% over LIBOR, as elected by us.  The Term Loan has scheduled amortization payments of 0.25% of the principal every quarter starting with the quarter ending on January 31, 2009.  The mandatory prepayment provisions also requires us to prepay the Term Loan (i) up to 75% of our domestic excess cash flow (as defined) or up to 50% of our worldwide excess cash flow (as defined), whichever is less (with step-downs based on total leverage) (the “Excess Cash Flow Payment”); (ii) 100% of the proceeds of certain issuances of debt; and (iii) the proceeds of asset sales or recovery events in excess of $1,500, to the extent not reinvested. The scheduled amortization payments of 0.25% of the principal every quarter are classified as current portion of long term debt as they are intended to be satisfied with cash on hand. The Excess Cash Flow Payment is intended to be satisfied through borrowings on our Revolver and has been classified under long term debt. The Term Loan matures on November 30, 2011.

Covenants. Our Senior Secured Credit Facility contains two financial maintenance covenants requiring us to maintain a Total Leverage Ratio, as defined therein, of not more than 4.0 to 1.0 and an Interest Coverage Ratio, as defined therein, of at least 3.0 to 1.0.  The Total Leverage Ratio threshold stepped down to 4.0 to 1.0 starting with the quarter ended July 31, 2009 and will step down to 3.75 to 1.0 in the quarter ending July 31, 2010.  Our Total Leverage Ratio as of October 31, 2009 and 2008 was 1.52 to 1.0 and 2.3 to 1.0, respectively, and our Interest Coverage Ratio as of October 31, 2009 and 2008 was 14.8 to 1.0 and 8.3 to 1.0, respectively.

The Senior Secured Credit Facility also contains customary affirmative and negative covenants for transactions of this nature, including but not limited to restrictions and limitations on the following:

•	Acquisitions;

•	Incurrence of indebtedness;

•	Granting or incurrence of liens;

•	Dividends and other distributions in respect of our equity securities;

•	Investments;

•	Sales of assets;

•	Transactions with affiliates;

•	Mergers; and

•	Agreements to restrict dividends and other payments from subsidiaries.

Guarantors and collateral. The Revolver and Term Loan obligations under our Senior Secured Credit Facility are guaranteed by each existing and future wholly-owned domestic subsidiary of ours that is not an immaterial subsidiary and are secured by a first priority lien on substantially all of our and our guarantors’ assets.  If loans are ever made pursuant to our Incremental Facility, such loans would share such collateral equally and ratably with our Term Loan and Revolver.

PGIC TGD minimum consideration. In connection with our acquisition of PGIC’s worldwide TGD on September 26, 2007, we recorded minimum consideration of $3,500 due in non-interest bearing quarterly installments through December 2011. The minimum consideration consisted of quarterly payments for each calendar year beginning in 2008 through 2011. The annual minimum consideration amount to be paid in 2009 was $1,000 and the annual minimum consideration amounts to be paid in 2010 and 2011 were $750 each year.  The balance of this liability as of October 31, 2008 was $2,444, which represented the discounted present value of the future payments, excluding imputed interest of approximately $306.  As of October 31, 2009, the balance of this liability was $0 as a result of the PGIC/IGT transaction entered into during February 2009.  This liability was satisfied in full for $960 during February 2009, resulting in a net gain on the early extinguishment of debt of $1,798.

Bet Technology Inc. (“BTI”) liabilities. In connection with our acquisition of certain assets from BTI in February 2004, we recorded an initial estimated liability of $7,616 for contingent installment payments computed as the excess fair value of the acquired assets over the fixed installments and other direct costs.  In November 2004, we began paying monthly note installments based on a percentage of certain revenue from BTI games for a period of up to ten years, not to exceed $12,000. The remaining principal and interest payment of $98 related to our initial estimated liability of $7,616 was paid in February 2009 and therefore no outstanding balance existed as of October 31, 2009. As of October 31, 2009, we paid approximately $8,560 of the $12,000 maximum amount since February 2004. The balance of this liability as of October 31, 2008 was $527.

Kings Gaming Inc. contingent consideration.  In April 2007, we purchased the Play Four Poker patent and trademark from Kings Gaming Inc. for a total purchase price of $1,140. Of the total $1,140 purchase price, $500 was deposited into an interest bearing escrow account for Kings Gaming Inc, which shall remain in escrow until September 1, 2012 (“Maturity Date”); consequently the $500 is classified as a restricted asset on our balance sheet in other long term assets. Upon expiration of the escrow period, Kings Gaming Inc. will be entitled to the $500 escrowed amount and interest earned thereon contingent upon no claims being made against the purchased patent and trademark, as outlined in the Intellectual Property Purchase Agreement, dated April 17, 2007 (“Effective Date”). On each anniversary of the Effective Date until the Maturity Date, Kings Gaming, Inc. shall only be entitled to interest accrued in the interest bearing escrow account. The balance of this liability as of October 31, 2009 and 2008 was $506 and $508, respectively. With an effective interest rate of 2.7% and 3.5%, we paid $12 and $22 of interest for fiscal 2009 and 2008, respectively.

Bet the Set “21” contingent consideration.  In connection with our acquisition of Bet the Set “21” in June 2005, we recorded contingent consideration of $560. The contingent consideration is non-interest bearing and consists of quarterly payments of 22.5% of “adjusted gross revenues,” as defined, attributed to the Bet the Set “21”® side bet table game up to a maximum of $560. The balance of this liability as of October 31, 2009 and 2008 was $354 and $412, respectively.

Maturities of Long-Term Debt

Maturities of long-term debt for the five fiscal years ending subsequent to October 31, 2009 are as follows:

October 31,	(In thousands)
2010	650
2011	650
2012	91,556
2013	-
2014	-
Thereafter	354
93,210

8. SHARE-BASED COMPENSATION

Share-based award plans.  In February 2004, our board of directors adopted and, in March 2004, our shareholders approved the Shuffle Master, Inc. 2004 Equity Incentive Plan (the “2004 Plan”) and the Shuffle Master, Inc. 2004 Equity Incentive Plan for Non-Employee Directors (the “2004 Directors’ Plan”). These approved plans replaced our prior plans and no further options may be granted from the prior plans. Both the 2004 Plan and the 2004 Directors’ Plan provide for the grant of stock options, stock appreciation rights (none issued) and restricted stock and restricted stock units, individually or in any combination (collectively referred to as “Awards”). Stock options may not be granted at an exercise price less than the market value of our common stock on the date of grant and may not be subsequently repriced. Equity granted under the 2004 Plan generally vests in equal increments over four years and expires in ten years. Equity granted under the 2004 Directors’ Plan generally vests immediately and expires in ten years, although initial equity grants to directors upon joining the Board can partially vest either immediately and/or partially over one or two years.

The 2004 Plan provides for the grants of Awards to our officers, other employees and contractors. The maximum number of Awards which may be granted is 2,700 of which no more than 1,890 may be granted as restricted stock. The 2004 Directors’ Plan provides for the grants of Awards to our non-employee directors. The maximum number of Awards which may be granted is 1,125 of which no more than 788 may be granted as restricted stock.

In January 2009, our board of directors adopted and, in March 2009, our shareholders approved the Shuffle Master, Inc. 2004 Equity Incentive Plan (as amended and restated on January 28, 2009) (the “Amended 2004 Plan”). The Amended 2004 Plan increased the number of shares available for issuance in addition to other related technical changes. Subject to the Amended 2004 Plan, the aggregate number of shares that may be granted under the Amended 2004 Plan shall not exceed 5,200 shares of which no more than 2,590 shares may be granted as restricted stock.

As of October 31, 2009, 2,515 and 480 shares are available for grant under the 2004 Plan and 2004 Directors’ Plan, respectively.

A summary of activity under shared-based incentive awards for fiscal 2007, 2008 and 2009 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
	(In thousands, except per share amount)
Outstanding at October 31, 2006	3,131	$19.16
Granted	142	27.23
Exercised	(229)	11.12
Forfeited or expired	(138)	29.96

Outstanding at October 31, 2007	2,906	19.68
Granted	655	9.37
Exercised	-	-
Forfeited or expired	(165)	17.39

Outstanding at October 31, 2008	3,396	17.80
Granted	1,155	4.05
Exercised	-	-
Forfeited or expired	(186)	$8.42

Outstanding at October 31, 2009	4,365	14.56	6.2	4,520

Exercisable at October 31, 2009	2,642	17.20	4.8	456
Vested and expected to vest at October 31, 2009	3,960	14.56	6.2	4,520

In fiscal 2009 and 2008, there were no stock options exercised and therefore no related income tax benefit.  As of October 31, 2009, there was a total of $2,746 of unamortized compensation related to stock options, which expense is expected to be recognized over a weighted-average period of 1.9 years.

During the fiscal years ended 2009, 2008 and 2007, we granted 1,155, 655 and 142 stock options, respectively, with a grant date fair value of $2,549, $2,485 and $1,467, respectively. Included in the fiscal 2009 grants is inducement grants of 360 stock options granted to our Chief Executive Officer and Chief Financial Officer. These inducement awards were granted in reliance on The NASDAQ Stock Market Rule 435(i)(1)(A)(iv).

A summary of activity related to restricted stock for the years ended October 31 is presented below:

		Weighted
		Average
		Grant-Date
	Shares	Fair Value
	(In thousands, except per share amount)
Nonvested at October 31, 2006	340	$26.01
Granted	227	25.42
Vested	(30)	33.02
Forfeited	(51)	25.94

Nonvested at October 31, 2007	486	26.19
Granted	59	11.66
Vested	(25)	20.87
Forfeited	(16)	18.25

Nonvested at October 31, 2008	504	$24.15
Granted	121	4.36
Vested	(170)	23.19
Forfeited	(13)	8.70
Nonvested at October 31, 2009	442	19.55

During the fiscal years ended 2009, 2008 and 2007 we issued 121, 59 and 227 shares of restricted stock, respectively, with an aggregate fair value of $526, $686 and $5,773, respectively. The total value of each restricted stock grant, based on the fair market value of the stock on the date of grant, is amortized to compensation expense over the related vesting period. Net income (loss), as reported, for the fiscal years ended 2009 and 2008, reflects $2,273 and $1,944 respectively, of amortization of restricted stock compensation.

As of October 31, 2009, there was $2,053 of unamortized compensation expense related to restricted stock, which is expected to be recognized over a weighted-average period of 1.3 years.

Recognition of compensation expense.  The following table shows information about compensation costs recognized for the years ended October 31:

	Year Ended October 31,
	2009	2008	2007
	(In thousands)
Compensation costs:
Stock options	$2,909	$1,577	$1,881
Restricted stock	3,571	2,612	2,931
Total compensation cost	$6,480	$4,189	$4,812
Related tax benefit	$(2,206)	$(1,131)	$(1,313)

Reported share-based compensation expense was classified as follows for the years ended October 31:

	Year Ended October 31,
	2009	2008	2007
	(In thousands)

Cost of sales	$32	$25	$43
Selling, general and administrative	6,018	3,770	4,391
Research and development	430	394	378
Total share-based compensation	$6,480	$4,189	$4,812

Option valuation models require the input of certain assumptions and changes in assumptions used can materially affect the fair value estimate. Expected volatility and dividends are based on historical factors related to our common stock. Expected term represents the estimated weighted-average time between grant and employee exercise. Risk free interest rate is based on U.S. Treasury rates appropriate for the expected term.

We estimate the fair value of each stock option award on the grant date using the Black-Scholes valuation model incorporating the weighted-average assumptions noted in the following table:

	Year ended October 31,
	2009	2008	2007
Option valuation assumptions:
Expected dividend yield	None	None	None
Expected volatility	68.9%	47.1%	39.6%
Risk-free interest rate	1.7%	3.0%	4.6%
Expected term	4.4 years	4.2 years	4.2 years

9. EARNINGS PER SHARE

Shares used to compute basic and diluted earnings per share from continuing operations for the years ended October 31 are as follows:

	Year Ended October 31,
	2009	2008	2007
	(In thousands, except per share amount)

Income (Loss) from continuing operations	$14,974	$(15,373)	$12,914

Basic:
Weighted average shares	53,120	40,006	34,680

Diluted:
Weighted average shares, basic	53,120	40,006	34,680
Dilutive effect of options and restricted stock	329	-	593
Dilutive effect of contingent convertible notes	-	-	3
Weighted average shares, diluted	53,449	40,006	35,276

Basic earnings (loss) per share	$0.28	$(0.38)	$0.37
Diluted earnings (loss) per share	$0.28	$(0.38)	$0.37
Weighted average anti-dilutive shares excluded	5,432	16,292	6,739
from diluted EPS

We account for our Notes by including the dilutive effect of our outstanding Notes in our diluted earnings per share calculation, regardless of whether the market price trigger or other contingent conversion feature has been met. Because the Notes include a mandatory cash settlement feature for the principal payment, we apply the treasury stock method. This method results in incremental dilutive shares when the average fair value of our common stock for a reporting period exceeds the initial conversion price per share of $28.07. For certain quarters during the fiscal years ended 2007, the average fair value of our common stock exceeded $28.07, and accordingly, the dilutive effect is included in our diluted shares calculation.  During fiscal 2009 and 2008, the average fair value of our common stock did not exceed $28.07, therefore no dilutive effect of our outstanding Notes is included in our diluted earnings per share calculation.  The Notes were fully satisfied during the third quarter of 2009, therefore the conversion feature and the impact on dilution is not applicable as of October 2009.

10. SHAREHOLDERS’ EQUITY

Common stock repurchases.  Our board of directors periodically authorizes us to repurchase shares of our common stock, however, we generally prioritize bank debt reduction over share repurchases. As such, during the fiscal year 2009, there were no common stock repurchases. As of October 31, 2009, $21,077 remained outstanding under our board authorization. Under our board authorization, for fiscal 2008 and 2007, we repurchased 2,000 and 77 shares of our common stock at total costs of $7,125 and $1,963, respectively.  We cancel shares that we repurchase.

The timing of our common stock repurchases pursuant to our board of directors’ authorization is dependent on future opportunities and on our views, as they may change from time to time, as to the most prudent uses of our capital resources, including cash and borrowing capacity.

Tax effect from stock option exercises.  For fiscal 2009 and 2008, there was no income tax benefit from stock option exercises.  For fiscal 2007, we recorded income tax benefits of $1,133, related to employee stock option exercises. The tax effect/benefit from stock option exercises affected our deferred tax asset or income tax payable as well as our additional paid-in capital by an equal amount and had no effect on our provision (benefit) for income taxes.

11. EMPLOYEE BENEFIT PLANS

U.S. defined contribution plan.  We sponsor a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code and covers United States employees who meet certain age and service requirements. We may make matching contributions to the plan based on a percentage of employee compensation and actual contributions. For fiscal 2009, 2008 and 2007, we elected to make matching contributions of 50% of employee contributions up to 6% of compensation, totaling $473, $430 and $335, respectively.

Austrian pension commitments. In April and May 2004, we formalized our defined contribution pension agreements with certain Austrian employees. We pay contributions to an external pension fund administered by ÖPAG Pensionskassen AG. Aggregate pension expense relating to our Austrian agreements for fiscal 2009, 2008 and 2007 were $80, $98 and $102, respectively.

12. OTHER INCOME (EXPENSE) AND GAIN ON EARLY EXTINGUISHMENT OF DEBT

	Year Ended October 31,
	2009	2008	2007
	(In thousands)
Other income (expense):
Interest income	$860	$1,759	$1,644
Interest expense	(6,047)	(11,642)	(12,836)
Other, net	731	1,261	(4,131)
Total other income (expense)	$(4,456)	$(8,622)	$(15,323)

Gain (loss) on early extinguishment of debt	$1,841	$(435)	-

Interest income relates primarily to our investment in sales-type leases, notes receivable portfolio and cash on hand.
Interest expense for fiscal 2009 primarily relates to interest on our Revolver and Term Loan.  Interest expense for fiscal 2008 primarily related to interest on our Revolver, Term Loan and Notes.  Interest expense for fiscal 2007 primarily related to interest on our Revolver and Notes.  For fiscal 2009, amortization of debt issue costs of $1,158 related to our Revolver and our Term Loan.  For fiscal 2008, amortization of debt issue costs of $1,339 related to our Revolver, our Term Loan and our Notes.  For fiscal 2007, amortization of debt issue costs of $1,327 related primarily to our Revolver and our Notes.

Other, net primarily relates to fluctuations of the U.S. dollar, the Euro and the Australian dollar. Net foreign currency gains of $825 was recognized in fiscal 2009 and net foreign currency losses of $3,356 and $1,336 were recognized for fiscal 2008 and 2007, respectively.  This year over year change was primarily caused by the strengthening of the U.S. dollar versus the Australian dollar and the Euro during fiscal 2009.  Our foreign subsidiaries engage in activities with us and certain customers in U.S. dollar and other foreign denominated contracts. As of our third quarter of fiscal 2008, we made the decision to begin settling all inter-company trade balances, which has resulted in the recognition of additional foreign currency fluctuations in our consolidated statement of operations

Gain on early extinguishment of debt for fiscal 2009 related to agreements entered into with PGIC/IGT of $1,798 and the gain realized from the early extinguishment of our Notes of $43. We wrote-off the net book value of approximately $160 related to the covenants not to compete between us and PGIC. In addition, the prepaid royalty related to the SDLA was re-characterized as a lifetime license to be amortized over a 10 year life. The acquired SMI Patents were fair valued at $520.  The remaining discounted minimum consideration due under the Purchase Agreement of approximately $2,247 was relieved resulting in a net gain on early extinguishment of $1,798.

Loss on early extinguishment of debt for fiscal 2008 related to the loss realized from the early extinguishment of the Company’s Notes as a result of the Tender Offer. On July 14, 2008, the Company purchased $89,350 in aggregate principal amount of our outstanding Notes at 97.25% of the principal amount thereof plus accrued and unpaid interest. On September 29, 2008, the Company repurchased an additional $20,384 of our Notes in a separate transaction on the open market resulting in a total loss of $435, inclusive of external fee and direct costs associated with the Tender Offer, for fiscal 2008.

13. INCOME TAXES

We record deferred income taxes to reflect the income tax consequences in future years between the financial reporting and income tax bases of assets and liabilities and future tax benefits such as net operating loss carryforwards and other tax credits. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the differences are expected to reverse. We provide valuation allowances to reduce deferred tax assets to an amount that is more likely than not to be realized. The provision for income taxes is the sum of the tax currently payable and the change in deferred taxes during the year.

The income tax provision (benefit) attributable to our continuing and discontinued operations was as follows for the years ended October 31:

	2009	2008	2007
	(In thousands)

Continuing operations	$7,086	$3,697	$(3,961)
Discontinued operations	-	-	46
Total	$7,086	$3,697	$(3,915)

The components of the provision (benefit) for income taxes from continuing operations was as follows for the years ended October 31:

	Year Ended October 31,
	2009	2008	2007
	(In thousands)
Current:
Federal	$6,590	$5,982	$6,345
State	1,157	726	747
Foreign	567	473	64
	8,314	7,181	7,156
Deferred:
Federal	(2,254)	(4,009)	(3,410)
State	(67)	(272)	(220)
Foreign	1,093	797	(7,487)
	(1,228)	(3,484)	(11,117)
Total	$7,086	$3,697	$(3,961)

Deferred tax assets and liabilities consisted of the following as of October 31:

	Year Ended October 31,
	2009	2008
	(In thousands)
Deferred tax assets:
Inventories	$3,040	$2,969
Accounts receivable	240	202
Employee benefits	2,096	1,063
Deferred revenue	976	517
Investment impairment write-downs	-	-
Other reserves	-	-
Stock awards	5,242	3,642
Fixed assets		-
Foreign net operating loss carryforward	8,036	6,026
Contingent consideration on patent purchase	-	-
Foreign tax credits / receivables	1,249	566
Intangible assets	6,125	5,712
Other	2,147	2,397
Total gross deferred tax assets	29,151	23,094
Less: valuation allowance	(1,869)	(1,557)
Deferred tax assets	27,282	21,537

Deferred tax liabilities:
Goodwill	5,307	3,171
Inventories	692	1,139
Depreciation	2,786	762
Translation Gains/Losses	154	870
IRC §108(e) Gain Deferral	541	-
Convertible Notes	-	299
Other	1,813	1,420
Total gross deferred tax liabilities	11,293	7,661

Net deferred tax assets	$15,989	$13,876

We have income tax net operating loss carryforwards related to our international operations of approximately $29,606 which have an indefinite life.  We have recorded a deferred tax asset of $8,036 related to these operating losses.  Due to a history of pre-tax book losses adjusted for permanent items and no identifiable sources of future taxable income, we believe that it is more likely than not that the benefit from certain international operating loss carryforwards will not be realized.  In recognition of this risk, we have provided a valuation allowance of $1,609 on the deferred tax assets relating to certain of these international net operating loss carryforwards.  In addition, we have provided a valuation allowance of $260 related to other foreign deferred tax assets which we believe are not more likely than not to be realized.  If our assumptions change and we determine we will be able to realize these deferred tax assets, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at October 31, 2009 will be recognized as a reduction of income tax expense.

We have foreign tax credits of $1,248 for U.S. Federal income tax purposes.  The United States foreign tax credit carryforward will begin to expire in 2017.   We believe that it is more likely than not that the benefit from this foreign tax credit carryforward will be recognized within the carryforward period.

We have not provided U.S. Federal income tax on $14,024 of undistributed earnings of our foreign subsidiaries.  We intend to permanently reinvest such earnings outside the United States.  Upon distribution of these earnings in the form of dividends or capital gains, we would be subject to U.S. income tax net of applicable foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

The reconciliation of the federal statutory rate to our effective income tax rate for continuing operations for the years ended October 31 is as follows:

	Year Ended October 31,
	2009	2008	2007

Federal income tax at the statutory rate	35.0%	(35.0%)	35.0%
Permanent Goodwill Impairment	0.0%	56.9%	0.0%
Stargames PC4 software technology	0.0%	0.0%	(74.9%)
Interest expense	(3.7%)	(8.3%)	(9.1%)
Research & development benefits	(2.4%)	(4.7%)	(11.9%)
Manufacturing deduction	(1.5%)	(3.5%)	(1.0%)
Foreign dividend inclusion	2.1%	3.9%	0.0%
Stock compensation	(2.2%)	3.1%	3.7%
Valuation allowances	0.2%	5.1%	1.8%
Unrecognized tax benefits	(0.5%)	1.8%	0.0%
State income taxes, net of federal benefit	1.9%	1.8%	2.4%
Withholding taxes	2.7%	3.9%	4.7%
Foreign tax credits	(4.1%)	(4.3%)	(4.7%)
Foreign Rate Differencial	1.2%	10.5%	4.1%
Other	3.4%	0.5%	5.7%
Effective tax rate	32.1%	31.7%	(44.2%)

Our income tax returns are subject to examination by the Internal Revenue Service (“IRS”) and other tax authorities in the locations where we operate.  We assess potentially unfavorable outcomes of such examinations, which we adopted on November 1, 2007.  The authoritative guidance prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  This applies to all tax positions related to income taxes.  The methodology utilizes a two-step approach for evaluating tax positions.  Recognition (Step I) occurs when we conclude that a tax position, based on its technical merits, is more likely than not to be sustained upon examination.  Measurement (Step II) is only addressed if the position is deemed to be more likely than not to be sustained.  Under Step II, the tax benefit is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. The use of the term “more likely than not” is consistent with the criteria that the “likelihood of occurrence is greater than 50%.”

Tax positions failing to qualify for initial recognition will be recognized in the first subsequent interim period that meet the “more likely than not” standard. If it is subsequently determined that a previously recognized tax position no longer meets the “more likely than not” standard, it is required that the tax position be derecognized. The authoritative guidance specifically prohibits the use of a valuation allowance as a substitute for derecognition of a tax position.

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $1,322 and $1,484 as of October 31, 2009 and 2008, respectively.

We have a policy of recognizing interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statement of operations and within the related tax liability line in the consolidated balance sheet. For the years ended October 31, 2009 and 2008, we recognized a $26 benefit and $255 expense, respectively, related to interest and penalties in our consolidated statement of operations.  Our total accrued interest and penalties as of October 31, 2009 and 2008 is $229 and $255, respectively.

We filed numerous consolidated and separate income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions.  With few exceptions, we are no longer subject to United States federal income tax examinations for years before 2004, and are no longer subject to state and local, or foreign income tax examinations for years before 2003 and 2004 respectively.

We believe that it is reasonably possible that approximately $787 of unrecognized tax benefits related to foreign income inclusion items and other significant unrecognized tax benefits will decrease within 12 months due to the expiration of the statutes.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended October 31,
	2009	2008
	(In thousands)
Balance at adoption	$1,484	$1,334
Increases related to prior year tax positions	18	24
Decreases related to prior year tax positions	(22)	-
Increases related to current year tax positions	100	126
Decreases related to current year tax positions	-	-
Reductions for settlements with taxing authorities	(258)	-
Reductions due to lapse of statutes of limitations	-	-
Balance at year end	$1,322	$1,484

14. OPERATING SEGMENTS

We report segment information based on the “management approach”. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of our reportable segments.

We develop, manufacture and market technology and entertainment-based products for the gaming industry for placement on the casino floor. Our products primarily relate to our casino customers’ table game activities and focus on either increasing their profitability, productivity and security or expanding their gaming entertainment offerings. Our business is segregated into the following four operating segments: Utility, Proprietary Table Games (“PTG”), Electronic Table Systems (“ETS”) and Electronic Gaming Machines (“EGM”).

See Note 1 for a detailed discussion of our four segments. Each segment’s activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of its product lines. We evaluate the performance of our operating segments based on net revenues, gross margin and operating income.

Segment revenues include leasing, licensing, or selling of products within each reportable segment. Segment operating income (loss) includes net revenues attributable to third parties and expenses directly and indirectly associated with the product lines included in each segment. Our direct expenses primarily include cost of products sold, depreciation of leased assets, amortization of product-related intangible assets, service, manufacturing overhead, shipping and installation.  Indirect expenses include other costs directly identified with each segment, such as research and development, product approval costs, product-related litigation expenses, amortization of patents and other product-related intellectual property, sales commissions and other directly-allocable sales expenses.  Capital expenditures include amounts reported in our consolidated statements of cash flows for purchases of leased products, property and equipment and intangible assets plus the financed or non-cash portion of these purchases which is excluded from cash flows.

Operating income (loss) for each segment excludes other income and expense, income taxes and certain expenses that are managed outside of the operating segments. The amounts classified as unallocated corporate expenses consist primarily of costs related to overall corporate management and support functions. These include costs related to executive management, accounting and finance, general sales support, legal and compliance costs, office expenses and other amounts for which allocation to specific segments is not practicable. Segment assets exclude corporate assets.

The following provides financial information concerning our reportable segments of our continuing operations for the years ended October 31:

	Year Ended October31,
	2009	2008	2007
	(In thousands)
Revenue:
Utility	$71,707	$80,893	$78,457
Proprietary Table Games	38,697	38,594	33,125
Electronic Table Systems	22,342	27,461	27,890
Electronic Gaming Machines	46,598	42,898	39,269
Unallocated Corporate	83	160	110
	$179,427	$190,006	$178,851
Gross profit (loss):
Utility	$40,513	$46,097	$48,086
Proprietary Table Games	32,079	31,983	28,154
Electronic Table Systems	9,430	13,068	13,891
Electronic Gaming Machines	23,643	19,662	14,027
Unallocated Corporate	6	92	(292)
	$105,671	$110,902	$103,866
Operating income (loss):
Utility	$32,742	$36,078	$33,783
Proprietary Table Games	29,035	28,957	23,465
Electronic Table Systems	3,427	(16,105)	6,600
Electronic Gaming Machines	16,529	11,693	7,390
Unallocated Corporate	(57,058)	(61,682)	(46,656)
	$24,675	$(1,059)	$24,582
Depreciation and amortization:
Utility	$8,997	$9,497	$8,634
Proprietary Table Games	4,836	4,310	2,661
Electronic Table Systems	6,715	6,335	5,305
Electronic Gaming Machines	840	1,422	586
Unallocated Corporate	3,285	3,215	3,562
	$24,673	$24,779	$20,748
Capital expenditures:
Utility	$6,889	$6,699	$3,352
Proprietary Table Games	1,469	1,338	1,969
Electronic Table Systems	7,836	6,860	8,004
Electronic Gaming Machines	24	691	103
Unallocated Corporate	1,415	1,838	1,828
	$17,633	$17,426	$15,256
Assets, end of year:
Utility	$113,994	$105,472	$121,822
Proprietary Table Games	52,722	47,281	53,635
Electronic Table Systems	51,003	48,752	89,259
Electronic Gaming Machines	41,468	26,170	37,495
Unallocated Corporate	26,282	34,255	57,324
	$285,469	$261,930	$359,535

REVENUE BY GEOGRAPHIC AREA

Revenues by geographic area are determined based on the location of our customers. For fiscal 2009, 2008 and 2007, sales to customers outside the United States accounted for 50%, 53% and 55% of consolidated revenue, respectively. No individual customer accounted for more than 10% of consolidated revenue.

The following provides financial information concerning our operations by geographic area for the years ended October 31:

	Year Ended October 31,
	2009		2008		2007
	(In thousands)
Revenue:
United States	$89,073	49.7%	$90,292	47.5%	$80,331	44.9%
Canada	9,754	5.5%	7,298	3.8%	7,314	4.1%
Other North America	3,458	1.9%	2,235	1.2%	1,828	1.0%
Europe	7,751	4.3%	14,631	7.7%	9,702	5.4%
Australia	56,767	31.6%	57,692	30.4%	52,417	29.3%
Asia	10,251	5.7%	11,761	6.2%	21,809	12.2%
Other	2,373	1.3%	6,097	3.2%	5,450	3.1%
	$179,427	100.0%	$190,006	100.0%	$178,851	100.0%
Long-lived assets, end of year:
United States	$72,659	37.7%	$75,578	41.6%	$95,193	36.6%
Austria	47,911	24.8%	46,012	25.3%	56,618	21.8%
Australia	64,599	33.5%	52,652	29.0%	107,691	41.5%
Other	7,681	4.0%	7,305	4.1%	300	0.1%
	$192,850	100.0%	$181,547	100.0%	$259,802	100.0%

15. COMMITMENTS AND CONTINGENCIES

Operating leases.  We lease office, production, warehouse and service facilities, office equipment and service vans under operating leases. The facility leases are for periods ranging from one to ten years, include renewal options and include an allocation of real estate taxes and other operating expenses. Total rent expense under operating leases was approximately $2,570, $2,389 and $1,934 for fiscal 2009, 2008 and 2007, respectively.

Estimated future minimum lease payments under operating leases subsequent to October 31, 2009 are as follows:

October 31,	(In thousands)

2010	2,345
2011	2,200
2012	1,507
2013	537
2014	366
Thereafter	305
$7,260

Minimum royalty payments. We have entered into an agreement related to the licensing of intellectual property for use in our business which contains annual minimum royalty payments.  The aggregate annual minimum royalty payments are approximately $19,130 through 2019.  The annual minimum royalty payments under this agreement vary from $750 to $2,000 annually and are only required in order for us to preserve our exclusivity rights.

Employment agreements. We have entered into employment contracts with our Corporate Officers and certain other key employees with durations ranging from one to three years. Significant contract provisions include minimum annual base salaries, healthcare benefits, bonus compensation if performance measures are achieved and non-compete provisions. These contracts are primarily “at will” employment agreements, under which the employee or we may terminate employment. If we terminate any of these employees without cause, we are obligated to pay the employee severance benefits as specified in their individual contract. As of October 31, 2009 and 2008, minimum aggregate severance benefits totaled $6,063 and $5,939, respectively.

Severance obligations. Pursuant to the retirement of our former Chief Executive Officer and the departure of several senior executives, we incurred severance costs of $6,838 for the year ended October 31, 2009. The $6,838 severance costs were comprised of $3,628 of accelerated stock compensation expense and $3,210 of cash salary and related benefits and are expected to be paid out over a three-year period.

Legal proceedings. In the ordinary course of business, we are involved in various legal proceedings and other matters that are complex in nature and have outcomes that are difficult to predict.  We record accruals for such contingencies to the extent that we conclude that it is probable that a liability will be incurred and the amount of the related loss can be reasonably estimated. Our assessment of each matter may change based on future unexpected events.  An unexpected adverse judgment in any pending litigation could cause a material impact on our business operations, intellectual property, results of operations, financial position or liquidity.  Unless otherwise expressly stated, we believe costs associated with litigation will not have a material impact on our financial position or liquidity, but may be material to the results of operations in any given period.  We assume no obligation to update the status of pending litigation, except as may be required by applicable law, statute or regulation.

1.             VendingData II – In October 2004, we filed a second patent infringement lawsuit (“VendingData II”) against VendingData Corporation (“VendingData”) now known as Elixir Gaming Technologies.  We settled our first patent infringement lawsuit against VendingData on July 12, 2005 (“VendingData I”).  This second suit alleges that the use, importation and offering for sale of VendingData's PokerOne™ shuffler infringes another patent owned by us (a different patent than the patents that were the subject of the VendingData I case).  VendingData II was filed in the U.S. District Court for the District of Nevada (the “Court”) in Las Vegas, Nevada.  The complaint seeks an unspecified amount of damages against VendingData and a preliminary and permanent injunction against VendingData's infringing conduct.  VendingData has denied infringement and has also filed a counterclaim for a declaratory judgment of non-infringement.

On February 1, 2008, the Court granted VendingData's Motion for Summary Judgment and denied Shuffle Master's Cross Motion for Summary Judgment.  We appealed this ruling to the Court of Appeals for the Federal Circuit on February 29, 2008, but subsequently dismissed our appeal. On February 15, 2008, VendingData filed a Motion for Attorney's Fees and Costs requesting in excess of approximately $1,800, based on VendingData's theory that the case was filed by us in bad faith and that the case was a “vexatious” litigation, which Motion we opposed.  This Motion was never ruled upon.  A mediation on all contested matters occurred in October 2008 but failed to resolve any issues in the case.

The case was settled and dismissed with prejudice (including VendingData’s Motion for Attorneys Fees and Costs) on March 16, 2009, as part of our acquisition of the intellectual property and finished-goods inventory related to Elixir Gaming’s table business, including the RandomPlus shuffler, the ShufflePro shuffler and the DeckChecker.  The $3,000 cash security previously posted, plus interest, was returned to us in full on March 17, 2009.

2.             Awada – On April 25 and April 26, 2005, our rescission trial was held in the District Court in Clark County, Nevada, in the case against us and our CEO, Mark Yoseloff, brought by plaintiffs Yehia Awada and Gaming Entertainment, Inc (“GEI”).  At the conclusion of the trial, the court granted our rescission motion, ordering that the subject contract, called the “Game Option Agreement”, be rescinded and/or void.  On May 18, 2005, the Court entered Findings of Fact/Conclusions of Law confirming the Court's rescission ruling.  Among the findings, the Court found that the actions of the plaintiffs Awada and Gaming Entertainment, Inc. demonstrated that the plaintiffs never had any intention of conveying to us the exclusive license to the 3-Way Action game, as they had agreed and were required to do under the Game Option Agreement.  The Court further found that we had established by a preponderance of the evidence that the plaintiffs had materially failed to perform their obligations under the Game Option Agreement, that plaintiff's testimony about the Game Option Agreement was not credible and that we were entitled to the remedy of rescission.  On May 5, 2005, the Court ruled on the parties' damages requests in connection with the case and as required under Nevada law. Plaintiffs were seeking approximately $13,000 in damages.  The Court ordered that the total damages under Nevada law due to the successful rescission of the Game Option Agreement was $130 including all interest. The damages amount was paid in June 2006.

Plaintiffs appealed the Court's order granting the rescission of the “Game Option Agreement” to the Nevada Supreme Court.

On December 27, 2007, the Nevada Supreme Court denied the appeal filed by the plaintiffs with regard to the District Court's rescission judgment and its dismissal of all claims related to the breach of contract issues and affirmed the District Court's order granting the rescission of the “Game Option Agreement”.  The Supreme Court also remanded to the District Court, on procedural grounds, the remaining non-contract claims.

We filed our Motion for Summary Judgment as to the remaining non-contract claims on December 15, 2008.  On February 23, 2009, the Court dismissed all of Awada’s remaining claims except for Awada’s claim against us for conversion.  There were no remaining claims against our former Chief Executive Officer, Dr. Yoseloff.  The denial of summary judgment on the conversion claim was without prejudice.

On July 10, 2009, the Court granted our Motion for Summary Judgment on the conversion claim which was the final claim in the case and, thus, no claims remained pending in the case as of that time.  On August 31, 2009, the Court entered a judgment for taxable costs in our favor for approximately $17.  The time to appeal this judgment and the dismissal of the claims has expired and we consider this matter to be concluded.

3.             GEI – In July 2004, we filed a patent infringement lawsuit against Gaming Entertainment, Inc. and Yehia Awada (“GEI”) in the U.S. District Court for the District of Nevada, in Las Vegas, Nevada.  The lawsuit alleges that GEI's 3-5-7 Poker™ game infringes one of our Three Card Poker patents and one of our Let-It-Ride® patents.  We were seeking a permanent injunction and an undetermined amount of damages at that time against GEI.

On March 6, 2008, the Court ordered the Clerk to enter default against GEI, which default was entered on that same date.  In accordance with the Court's order of March 6, 2008, we sought appropriate damages, an injunction and costs to be included in a default judgment.  On June 13, 2008, the Court issued a Default Judgment against Awada and GEI for $792 and also issued a permanent injunction against their 3-5-7 game, which judgment was entered on July 8, 2008. The judgment is still outstanding. There is no assurance of collectability of this judgment.

In August 2008, we started certain proceedings to collect the Judgment for $792 entered on July 8, 2008, including but not limited to, a lawsuit filed in the Eighth Judicial District Court, Clark County, Nevada, related to the fraudulent transfer of certain intellectual property assets by Awada.  Those proceedings are ongoing.  The Court entered an order on August 11, 2008, that in part required GEI to remove all 3-5-7 Poker™ games by August 12, 2008, with which they complied, on a later date, to the best of our knowledge.

On October 29, 2009, Yehia Awada filed for bankruptcy which stays all collection activities against him, including concerning our judgment.

See also Subsequent Events. (Note 16)

4.             Class Action Lawsuits –

a.  Stocke—On June 1, 2007, a putative class action complaint for violation of the federal securities laws against the Company and our Chief Executive Officer, Mark L. Yoseloff and former Chief Financial Officer, Richard L. Baldwin, was filed in the U.S. District Court for the District of Nevada on behalf of persons who purportedly purchased our stock between December 22, 2006 and March 12, 2007.  The case is entitled Joseph Stocke vs. Shuffle Master, Inc., Mark L. Yoseloff and Richard L. Baldwin.  The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder.  These claims allegedly relate to our March 12, 2007, announcement that we would restate our Fiscal Fourth Quarter and full year financial results.  The complaint seeks compensatory damages in an unstated amount.  On or about August 4, 2007, four plaintiffs moved the Court for appointment as lead plaintiff.

b.  Armistead—On June 12, 2007, a second putative class action complaint for violation of the federal securities laws against the Company and Dr. Yoseloff and Mr. Baldwin was filed in the U.S. District Court for the District of Nevada.  The case is entitled Robert Armistead, Jr. vs. Shuffle Master, Inc., Mark L. Yoseloff and Richard L. Baldwin.  This lawsuit effectively mirrors the allegations in the Stocke lawsuit filed against these same defendants on June 1, 2007, except that the Armistead complaint was filed on behalf of persons who purchased our stock between March 20, 2006 and March 12, 2007.

c.  Tempel—On June 25, 2007, a third putative class action complaint for violation of the federal securities laws against the Company, Dr. Yoseloff and Mr. Baldwin was filed in the U.S. District Court for the District of Nevada.  The case is entitled Andrew J. Tempel vs. Shuffle Master, Inc., Mark L. Yoseloff and Richard L. Baldwin. This lawsuit is a “copycat” lawsuit of the Stocke lawsuit filed against these same defendants on June 1, 2007.

d.  Consolidated case of a - c above.

On June 22, 2007, a Joint Stipulation was filed in the U.S. District Court for the District of Nevada providing that all presently filed and any subsequently filed related class actions shall be consolidated and captioned In Re Shuffle Master, Inc. Securities Litigation.  We were not required to answer, move against or otherwise respond to any class action complaints until a consolidated complaint was filed.

On November 30, 2007, the Court appointed the “Shuffle Master Institutional Investor Group,” consisting of the Tulsa Municipal Employees' Retirement Plan and the Oklahoma Firefighters Pension and Retirement System, as Lead Plaintiff.  Grant & Eisenhofer is the Lead Plaintiff's counsel.

A Consolidated Amended Class Action Complaint (“Consolidated Complaint”) was filed on February 5, 2008.  The Consolidated Complaint asserts the same causes of action for violation of federal securities law as the initial lawsuits and applies to a class period of February 1, 2006 to March 12, 2007.  The Consolidated Complaint contains essentially the same material allegations as in the initial lawsuits and also contains allegations arising out of the Company's acquisition of Stargames and disclosures concerning the Company's internal controls.  This Consolidated Complaint supersedes all previously filed lawsuits covering this class period.  On March 25, 2008, defendants filed a Motion to Dismiss.  On March 23, 2009, the Court denied our Motion to Dismiss.  The Defendants answered on April 29, 2009.  The case is presently pending.

The Company believes that all of the above purported class action suits are without merit and intends to vigorously defend each of these cases.  Due to the uncertainty of the ultimate outcome of these matters, the impact on future financial results is not subject to reasonable estimates.  However, we have tendered these cases to our directors and officers insurance carriers.  Thus far, reimbursement by our directors and officers insurance carriers for substantially all of the legal fees incurred for the cases (after our deductible was satisfied) has occurred in the ordinary course.  While at this time, we believe that our directors and officers insurance carriers will continue to reimburse us for legal fees and pay any settlement or damages amounts subsequently agreed to or ordered, there can be no assurance that such reimbursement will continue in the future or actually occur.

At this time, subject to judicial and other risks beyond our control, we do not believe that we will suffer any loss, but if we did, such loss, at this time, cannot be reasonably estimated. Further, subject to judicial and other risks beyond our control, we do not believe that the loss, if any, would be material.

5.             Shareholder Derivative Suits –

a.  Shareholder Derivative Lawsuit I (“Pirelli”) – On September 7, 2007, Pirelli Armstrong Tire Corporation Retiree Medical Benefits Trust filed a shareholder derivative complaint in the U.S. District Court for the District of Nevada against our then CEO, Mark Yoseloff, our former President, Paul Meyer, our former CFO, Richard Baldwin, our General Counsel, Jerome R. Smith and the then current members of our Board of Directors.  The Company was also named as a nominal defendant.  On September 24, 2007, plaintiffs voluntarily dismissed Mr. Smith from the case without prejudice.  The complaint, on behalf of the Company, alleges breach of fiduciary duty and related causes of action against the defendants.  The allegations generally relate to the restatement of the Company's Fiscal 2006 annual results and our acquisition of Stargames and are very similar to the allegations in the class action suit, discussed above.  The complaint seeks an unspecified amount of damages.

A consolidated amended complaint was filed on October 2, 2009, and a corrected version thereof was filed on October 26, 2009.  The case is presently pending.

b.  Shareholder Derivative Lawsuit II—On September 17, 2007, Chad Hodgkins filed a shareholder derivative complaint against our then CEO, Mark Yoseloff, our former CFO, Richard Baldwin, former Board of Directors member Todd Jordan and current Board of Directors members Mr. Saunders and Mr. Castle.  The Company was also named as a nominal defendant.  The complaint was filed in the U.S. District Court for the District of Nevada.  The complaint, on behalf of the Company alleges breach of fiduciary duty and related causes of action against the defendants.  The allegations generally relate to the restatement of the Company's Fiscal 2006 annual results and our acquisition of Stargames and are very similar to the allegations in the three class actions suits and/or the shareholder derivative lawsuit I described above Pirelli case.  The complaint seeks an unspecified amount of damages.

On October 24, 2007, the Court approved a stipulation to transfer the Hodgkins case to Judge Dawson, who had already been assigned the Pirelli case.  On November 9, 2007, the Court ordered the Hodgkins case to be consolidated into the Pirelli case.  See Pirelli above.

Additionally, any future federal court derivative actions alleging similar facts and legal theories will be consolidated into the Pirelli case.

Due to the uncertainty of the ultimate outcome of these matters, the impact, if any, on future financial results is not subject to reasonable estimates. However, we have tendered the case to our directors and officers insurance carriers.  Thus far, reimbursement by our directors and officers insurance carriers for substantially all of the legal fees incurred for the cases has occurred in the ordinary course.  While at this time we believe that our directors and officers insurance carriers will continue to reimburse us for legal fees, there can be no assurance that such reimbursement will continue in the future.

At this time, subject to judicial and other risks beyond our control, we do not believe that we will suffer any loss, but if we did, such loss, at this time, cannot be reasonably estimated.  Further, subject to judicial and other risks beyond our control, we do not believe that the loss, if any, would be material.

See also Subsequent Events. (Note 16)

6.             Prime Table Games, et al. vs. Shuffle Master – On August 25, 2008, Prime Table Games LLC, Derek Webb, Hannah O’Donnell and Prime Table Games UK (collectively, “Prime Table”) filed suit against the Company in the United States District Court for the Southern District of Mississippi.  The complaint primarily involves our Three Card Poker game and alleges that certain alleged conduct of the Company constitutes a violation of various federal antitrust laws and also asserts related claims.  Other claims include the following (some of which are related to Three Card Poker and others related to other games):  breach of contract (including certain equitable claims), breach of the duty of good faith and fair dealing, patent infringement, patent misuse and unfair trade practices.  Prime Table is seeking in excess of $15,000 in damages, plus various equitable remedies, including without limitation, rescission or reformation of the non-competition and first right of refusal provisions of our Three Card Poker purchase agreement with plaintiffs and a ruling that the Three Card Poker patents are unenforceable.
On August 29, 2008 and October 22, 2008, respectively, Prime Table filed amended complaints.  The amended complaints do not materially modify the allegations made in the complaint referenced above and filed on August 25, 2008.

On October 24, 2008, we filed a Motion to Transfer Venue pursuant to 28 U.S.C. § 1404(a).  The Motion asks the Court to transfer venue to the United States District Court for the District of Nevada, Southern Division.   On November 17, 2008, we filed a Motion to Dismiss several of Prime Table’s causes of action pursuant to Federal Rule of Civil Procedure 12(b)(6).  The motion asks the Court to dismiss certain counts of the Second Amended Complaint, which include most of the antitrust claims.  We have not yet received a ruling on either of these Motions.

We believe that the above claims and litigation are without merit and intend to vigorously defend the case.  Due to the uncertainty of the ultimate outcome of this matter, the impact, if any, on future financial results is not subject to reasonable estimates.

At this time, subject to judicial and other risks beyond our control, we do not believe that we will suffer any loss, but if we did, such loss, at this time, cannot be reasonably estimated.  Further, subject to judicial and other risks beyond our control, we do not believe that the loss, if any, would be material.

7.             Intellectual property license legal proceeding – On January 8, 2009, we sued Progressive Gaming International Corporation (hereinafter “PGIC”), Private Equity Management Group, Inc., and Private Equity Management Group Financial Corporation (hereinafter collectively “PEM”) in the Supreme Court for the State of New York, County of New York.  The Supreme Court, in New York, is the trial court in that state.

The action sought the issuance of a temporary, preliminary, and permanent injunction prohibiting the alienation, sale, transfer, or encumbrance of certain patents licensed to us.  We believe that the sale, on January 15, 2009, of substantially all of the assets of PGIC will include certain patents licensed to us in September 2007, which we have the right to buy for one dollar each.

On January 12, 2009, we asked the Court for a temporary restraining order prohibiting PGIC or PEM from selling, during the pendency of the arbitration, any patents licensed to us and for an order to show cause why a preliminary injunction should not issue granting the same relief.  On that date, the Court denied our request for a temporary restraining order.  The decision was based on the Court’s belief that our rights had been secured by contract and that those rights would survive any planned sale and would be binding upon any subsequent acquirer of the patents.  In other words, the Court apparently believed that we will not be irreparably injured by any sale, given the survivorship of our rights.  Further, the denial of the temporary restraining order was not a decision on the merits of our claim of rights to the licensed patents.

These proceedings do not affect the following items which were material in regards to the purchase of PGIC’s worldwide Table Games Division:  our rights in the progressive table game software and hardware; the Caribbean Stud game; Texas Hold’em Bonus game; and the broad range of intellectual property that complements our existing PTG business.

However, if the licensed patents are, in fact, sold to a third party, especially a competitor, we could face disputes about the scope of our rights, claims of infringement and ongoing possible infringement and validity of the non-compete provisions as well as ongoing legal fees in attempting to enforce our rights. Further, while we believe that our license rights to the licensed patents would survive any sale and remain in full force and effect, there is still a risk that a court or arbitrator would disagree with our legal positions.

Between January 16, 2009 and January 19, 2009, PGIC and certain of its subsidiaries entered into various agreements with PEM and International Game Technology (“IGT”) and certain of its affiliates, pursuant to which IGT acquired substantially all of PGIC's domestic and foreign assets, along with all of PEM's rights under PGIC's existing senior credit facility, for an aggregate cash purchase price of $16,237.  This transaction included the purchase by IGT of at least some of the patents that are the subject of this proceeding.

On February 17, 2009, we reached an agreement with IGT in the form of a Binding Term Sheet.  This agreement should materially resolve our rights in the known material patents that are part of the PGIC TGD acquisition and the associated patent license agreement.  In addition, in February 2009, we executed the Royalty Acceleration Agreement with PGIC and IGT that allowed us to pay, at a discount, the minimum discounted consideration of $2,247 due as of January 31, 2009, under the PGIC TGD acquisition and certain other potential royalties due under both the PGIC TGD acquisition and the SDLA dated September 26, 2007.  On February 18, 2009, we paid $960 pursuant to the Royalty Agreement in full satisfaction of the PGIC TGD minimum consideration and other potential future royalties, including, but not limited to, amounts in excess of $4,679 of prepaid royalties paid under the SDLA.  See Notes 2, 3 and 5 for detailed discussion related to the PGIC prepaid royalty and PGIC TGD minimum consideration.  Furthermore, on February 17, 2009, we also executed a Waiver Agreement with IGT, whereas IGT agreed not to contest that our payment of $960 stated in the Royalty Agreement was not fair, complete and/or adequate satisfaction of all present and future monetary obligations owed to PGIC as it relates to the PGIC TGD acquisition and the SDLA.  Accordingly, under the Waiver Agreement, we should have no material further financial obligations to PGIC and/or IGT related to the PGIC TGD acquisition and the SDLA.

On April 8, 2009, for no cash consideration by either party, SMI entered into a mutual release with PEM related to the above events.

This matter is now resolved; however, see Note 16 Subsequent Events, #9, as to the SSI Case.  The resolution of the SSI Case could adversely impact the intellectual property rights, described above, which we obtained from IGT, as well as the royalty reduction pursuant to the Royalty Agreement.

Subject to the foregoing, we do not believe that we will suffer any loss, but if we did, such loss, at this time, cannot be reasonably estimated.  Further, subject to judicial risks beyond our control, we do not believe that the loss, if any, would be material.

8.             TableMAX - On April 14, 2009, TableMAX IP Holdings, Inc. and TableMAX Gaming, Inc. (hereinafter collectively “TableMAX”) filed a Complaint against us in the United States District Court for the District of Nevada.  This case is a patent infringement claim alleging that our Table Master™ product infringes the following U.S. Patents: 5,688,174, 6,921,337 and 7,201,667.  The Complaint seeks injunctive relief and an unspecified amount of damages including claims for attorney’s fees, costs, increased damages and disbursements.  On August 13, 2009, TableMAX voluntarily dismissed the First Complaint.  On the same date, TableMAX and Vegas Amusement, Inc. (the alleged owner of U.S. Patents: 5,688,174, 6,921,337 and 7,201,667) filed a new complaint (the “New Complaint”) making allegations materially the same as the allegations in the First Complaint.  On August 19, 2009, the Plaintiffs filed an amended complaint (the “Second Complaint”).  The Second Complaint superseded and is materially the same as the New Complaint, except that the Plaintiffs added a new claim that Table Master® infringes U.S. Patent 7,575,512.  U.S. Patent 7,575,512 was issued on August 18, 2009.  On August 19, 2009, the Plaintiffs filed a Motion for Preliminary Injunction in the Second Complaint based on U.S. Patent 7,575,512.  The Motion for Preliminary Injunction sought to enjoin future sales of our Table Master ® product.  On October 26, 2009, the Court denied the Motion for Preliminary Injunction without hearing oral argument.  The Court also denied without prejudice various motions for summary judgment which SMI filed.

We deny any liability or wrongdoing.  We believe that the above claims and litigation are without merit and intend to vigorously defend the case.  Due to the uncertainty of the ultimate outcome of this matter, the impact, if any, on future financial results is not subject to reasonable estimates.

See also Subsequent Events. (Note 16)

9.             Smart Shoes, Inc. (the “SSI Case”) - On April 22, 2009, we filed a Complaint for declaratory relief against Smart Shoes, Inc. and Otho D. Hill (hereinafter collectively “SSI”), in the Eighth Judicial District Court, Clark County, Nevada.  The declaratory relief claim seeks a judicial finding that we do not owe any money concerning SSI’s claim that we owe approximately $1,100 in regards to certain known material patents discussed above in the “Intellectual Property Licensing Proceeding ” (hereinafter “Hill Patents”).  We believe that the approximate amount of $1,100, if it is owed, is owed by PGIC or possibly others, but not us.  On May 26, 2009, the Defendants removed the matter to the United States District Court for the District of Nevada.  On June 9, 2009, the Defendants filed an Answer and Counterclaims which included the following claims:  rescission of the assignment agreements between the Defendants and PGIC for certain patents and imposition of a constructive trust; declaration of priority of rights as to the certain patents under the Federal Patent Laws; the Defendants’ priority of rights as to the certain patents based on prior recorded assignments; the Defendants’ priority of rights as to the certain patents based on prior assignments; and the Defendants’ priority of rights in the certain patents based on the Nevada Uniform Commercial Code.  On July 2, 2009, we filed a Motion to Remand the entire case to the Eighth Judicial District Court, Clark County, Nevada and a Motion to Dismiss all of the Defendants’ counterclaims.  On October 14, 2009, the Court granted SMI’s Motion to Remand and denied the Motion to Dismiss as moot.  The case is no longer pending in Federal Court.

We believe that SSI’s claim is without merit, we deny any liability or wrongdoing and we intend to vigorously pursue our rights.  Due to the uncertainty of the ultimate outcome of this matter, the impact, if any, on future financial results is not subject to reasonable estimates.

See also Subsequent Events. (Note 16)

10.           Rapid Baccarat Macau patent issue – On or about June 3, 2009, at the G2E Asia Gaming Show, customs officials from the Macau SAR seized our one Rapid Baccarat® unit related to a claim of patent infringement by an alleged Macau patent owner of an alleged Macau patent.  There is the possibility of future legal proceedings being commenced against our subsidiary, Shuffle Master Asia Limited (“SMAL”) and its directors in Macau relating to this patent, although, at this time, no such proceedings have been commenced. Such proceedings, if initiated, would be for patent infringement, a criminal matter in Macau. On October 27, 2009, the governmental official in charge of the investigation elected to dismiss the investigation based on there being no patent infringement and also based on the report of the Macau Customs SAR.  We deny any liability or wrongdoing.  We believe the claim is without merit.  If any legal proceedings were to be commenced against us, we would vigorously contest such proceedings.  Due to the uncertainty of the ultimate outcome of this matter, the impact, if any, on future financial results is not subject to reasonable estimates.

See also Subsequent Events. (Note 16)

16. SUBSEQUENT EVENTS

Legal proceedings update.

3.  GEI – On November 24, 2009, Gaming Entertainment, Inc. filed bankruptcy which stays all collection activities against Gaming Entertainment, Inc.

5.  Shareholder Derivative Lawsuit I and II –

The Special Demand Review Committee of the Board of Directors of Nominal Defendant Shuffle Master, Inc. filed a Motion to Dismiss in the consolidated Pirelli case on November 2, 2009.  We expect the Plaintiffs to file an opposition to the Motion sometime on or before April 19, 2010 with a ruling on the Motion sometime in calendar year 2010.

Shareholder Derivative Lawsuit III (the “State Derivative Lawsuit”)

On November 9, 2009, Gerard Denham, derivatively on behalf of Nominal Defendant Shuffle Master, Inc., filed a lawsuit in the Eighth Judicial District Court, Clark County, Nevada, against the following Defendants:  Mark L. Yoseloff, Richard L. Baldwin, Garry W. Saunders, Louis Castle, Phillip Peckman, John Bailey, Todd D. Jordan, Ken Robson, William Warner and Nominal Defendant, Shuffle Master, Inc.  The claims in this case are substantively similar to Shareholder Derivative Lawsuit I and II discussed above.  Defendant Yoseloff is  our former CEO.  Defendant Baldwin is our former CFO.  Defendants Saunders, Castle, Peckman and Bailey are present members of our Board of Directors.  Defendants Jordan, Robson and Warner are former members of our Board of Directors.  The claims stem from a demand made by the Plaintiff on our Board of Directors in July 2007 and the September 2009 rejection of the demand in a letter by a Special Demand Review Committee created by our Board.  The Complaint contains the following claims against all Defendants:

1.	Breach of fiduciary duties for disseminating false and misleading statements.
2.	Breach of fiduciary duties for failing to maintain internal controls.
3.	Unjust enrichment.
4.	Abuse of control.
5.	Gross mismanagement.

On December 21, 2009, a Special Demand Review Committee of the Company’s Board filed a motion to dismiss the State Derivative Lawsuit based upon its investigation and business judgment. The motion is currently set for hearing on January 26, 2010.  The lawsuit is presently pending.

We believe that the claims in the Pirelli case and the State Derivative Lawsuit are without merit and intend to vigorously defend the cases.  Due to the uncertainty of the ultimate outcome of these matters, the impact, if any, on future financial results is not subject to reasonable estimates. However, we have tendered the cases to our directors and officers insurance carriers.  Thus far, reimbursement by our directors and officers insurance carriers for substantially all of the legal fees incurred for the cases has occurred in the ordinary course. While at this time we believe that our directors and officers insurance carriers will continue to reimburse us for legal fees, there can be no assurance that such reimbursement will continue in the future.

8.             TableMAX-  During the discovery process TableMAX has made new allegations that certain of our Vegas Star® products infringe one of the patents in the Second Complaint.  We deny these allegations and believe that these allegations are untrue.

9.             Smart Shoes - In an adversary proceeding by SSI in the United States Bankruptcy Court District of Nevada against the trustee of Progressive Gaming International Corporation (“PGIC”), the trustee filed Motions to:  (1) approve compromise and settlement pursuant to Bankruptcy Rule 9019 approving settlement between Smart Shoes, Inc. and Otho D. Hill and Progressive Gaming International Corporation fdba Mikohn Gaming Corporation; and (2) approve conferral of derivative rights to sue on Smart Shoes, Inc. and Otho D. Hill.  The Motions are set for hearing on January 26, 2010.  If these Motions are granted by the Court then: (1) SSI’s agreement with PGIC regarding the Hill Patents would be rescinded; (2) SSI would have the right to try and bring an avoidance action against us, PEM and IGT regarding the transaction between PEM and IGT between January 16 and 19, 2009 and the agreement of February 17, 2009 between us and IGT referenced above in “Intellectual Property License Proceedings ”(hereinafter “Foreclosure”).  If the court grants the trustee’s Motions and SSI were able to succeed in an avoidance action against us then: (i) we may have to pay approximately $1,530 in additional royalties; and (ii)  the rights that we received in regards to the known material patents that are part of the PGIC TGD acquisition and the associated patent license agreement may be adversely affected; and (iii) our agreement with IGT, as reflected in the Binding Term Sheet and in the Waiver Agreement, could be modified, terminated or otherwise adversely impact. We intend to oppose the Motions. We can not make any prediction as to the outcome of these Motions.

We continue to believe SSI’s claim is without merit.  However, due to the uncertainty of the ultimate outcome of this matter, as well as how the trustee’s Motions may be decided, the impact, if any, on future financial results and on the Hill Patents which we currently own, is not subject to reasonable estimates.

10.           Rapid Baccarat Macau patent issue - The patent holder has appealed the decision to the Macau Court System.  If the appeal is successful, then a criminal case for patent infringement against our subsidiary, Shuffle Master Asia Limited (“SMAL”) and its directors, could be instituted.  No proceeding against either SMAL or any of its directors has yet been commenced.  We do not know when a decision on the appeal will be reached.

11.           Taiwan Fulgent case - On November 17, 2009, we filed a lawsuit for patent infringement against Taiwan Fulgent Enterprise, Co., LTD. (“Taiwan Fulgent”) in the United States District Court for the District of Nevada.  The lawsuit alleges that a certain type of Taiwan Fulgent product infringes the following U.S. patents: 6,588,751; 7,255,344 and 7,322,576 (hereinafter “SMI Patents in Suit”).  This Taiwan Fulgent product is a continuous shuffler similar to our one2six product.  We believe that the SMI Patents in Suit are valid and infringed, but, like in any patent lawsuit, there is a risk that a court will disagree with us on one or both of those issues.